SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934


                      Belmar Capital Fund LLC (the "Fund")
             (Exact name of registrant as specified in its charter)


           Delaware                                     04-3508106
           --------                             --------------------------------
     (State of organization)                (I.R.S. Employer Identification No.)


               The Eaton Vance Building
        255 State Street, Boston, Massachusetts                         02109
        ----------------------------------------                        -----
         (Address of principal executive offices)                     (Zip Code)


Registrant's telephone number:        617-482-8260
                               ----------------------

Securities to be registered pursuant to Section 12(b) of the Act:    None
                                                                 ---------------

Securities to be registered pursuant to Section 12(g) of the Act:

           Limited Liability Company Interests in the Fund ("Shares")
           ----------------------------------------------------------
                                (Title of class)





                    The Exhibit Index is located on page 50.

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. BUSINESS
-----------------

     Belmar Capital Fund LLC (the "Fund") is a Delaware limited liability company organized in 1999 to provide diversification and tax-sensitive investment management to investors who are "qualified purchasers" as defined in
Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules thereunder. The Fund commenced its investment operations on March 17, 2000. The Fund conducted no operations prior to that date.

     The Fund seeks to achieve long-term, after-tax returns for qualified purchasers who have invested in the Fund ("Shareholders") by acquiring limited liability company interests ("Shares") in the Fund. The Fund pursues its investment objective primarily by investing indirectly in Tax-Managed Growth Portfolio (the "Portfolio"), a diversified, open-end management investment company registered under the 1940 Act, with net assets of approximately $18.4 billion as of December 31, 2000. The Portfolio was organized in 1995 as successor to the investment operations of Eaton Vance Tax-Managed Growth Fund
1.0 (formerly Capital Exchange Fund), a mutual fund established in 1966 and managed from inception for long-term, after-tax returns. The Fund maintains its indirect investment in the Portfolio by investing in Belvedere Capital Fund Company LLC (the "Company"), a Massachusetts limited liability company that invests exclusively in the Portfolio. As of December 31, 2000, the investment assets of the Company consisted exclusively of an interest in the Portfolio with a value of $9.94 billion. As of such date, assets of the Fund invested in the Company totaled $2.49 billion.

     The investment objective of the Portfolio is to achieve long-term, after-tax returns for its investors by investing in a diversified portfolio of equity securities. The Portfolio emphasizes investments in common stocks of domestic and foreign growth companies that are considered to be high in quality and attractive in their long-term investment prospects. Under normal market conditions, the Portfolio will invest at least 65% of its assets in common stocks. Although the Portfolio may also invest in investment-grade preferred stocks and debt securities, purchases of such securities are normally limited to securities convertible into common stocks and temporary investments in short-term notes and government obligations. During periods in which the investment adviser to the Portfolio believes that returns on common stock investments may be unfavorable, the Portfolio may invest a portion of its assets in U.S. government obligations and high quality short-term notes. The Portfolio's holdings represent a number of different industries. Not more than 25% of the Portfolio's assets may be invested in the securities of issuers having their principal business activity in the same industry, determined as of the time of acquisition of any such securities.

     In its operations, the Portfolio seeks to achieve long-term, after-tax returns in part by minimizing the taxes incurred by investors in the Portfolio in connection with the Portfolio's investment income and realized capital gains. Taxes on investment income are minimized by investing primarily in lower-yielding securities. Taxes on realized capital gains are minimized by avoiding or minimizing the sale of securities holdings with large accumulated capital gains. The Portfolio seeks to invest in a broadly diversified portfolio of stocks and to invest primarily in established companies with characteristics of above-average growth, predictability and stability that are acquired with the expectation of being held for a period of years. The Portfolio generally seeks to avoid realizing short-term capital gains. When a decision is made to sell a particular appreciated security, the Portfolio will select for sale the share lots resulting in the most favorable tax treatment, generally those with holding periods sufficient to qualify for long-term capital gains treatment that have the highest cost basis. The Portfolio may, when deemed prudent by its investment adviser, sell securities to realize capital losses that can be used to offset realized gains.

    To protect against price declines in securities holdings with large accumulated capital gains, the Portfolio may use various investment techniques, including, but not limited to, the purchase of put options on securities held, equity collars (combining the purchase of a put option and the sale of a call option), equity swaps, covered short sales, and the sale of stock index futures contracts. By using these techniques rather than selling such securities, the Portfolio can reduce its exposure to price declines in the securities without realizing substantial capital gains under current tax law. The Portfolio's ability to utilize covered short sales, certain equity swaps and certain equity collar strategies as a tax-efficient management technique with respect to holdings of appreciated securities is limited to circumstances in which the hedging transaction is closed out within thirty days after the end of the Portfolio's taxable year and the underlying appreciated securities position is held unhedged for at least the next sixty days after such hedging transaction is closed. The use of these investment techniques may require the Portfolio to commit or make available cash and, therefore, may not be available at such times as the Portfolio has limited holdings of cash.

     Separate from its investment in the Portfolio through the Company, the Fund invests through its subsidiary, Belmar Realty Corporation ("BRC"), in a portfolio of income-producing preferred equity interests in real estate operating partnerships that generally are affiliated with real estate investment trusts ("REITs") that are publicly traded ("Partnership Preference Units"), and interests in real estate joint ventures ("Real Estate Joint Ventures") (collectively, "real estate investments"). BRC may make other types of real estate investments, such as interests in real properties subject to long-term leases. BRC may purchase real estate investments from, and sell them to, other investment funds sponsored by the Eaton Vance organization and REIT subsidiaries thereof.

     Each issue of Partnership Preference Units held by BRC pays regular quarterly distributions at fixed rates. None of the issues of Partnership Preference Units is or will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and each issue is thus subject to restrictions on transfer. BRC invests in Partnership Preference Units of issuers whose preferred equity or senior debt securities have been deemed by BRC's investment adviser to be of investment-grade quality as of the time of purchase. Each Real Estate Joint Venture in which BRC invests will be majority owned by BRC. The principal minority investor in each Real Estate Joint Venture (the "Operating Partner") will own a substantial interest therein and will provide the day-to-day operating management of the Real Estate Joint Venture, subject to the oversight of a board of directors controlled by BRC. Operating Partners may include publicly-traded REITs or their affiliates, as well as private real estate operating companies. It is expected that each Real Estate Joint Venture entered by BRC will be structured as described below. The property owned by each Real Estate Joint Venture is expected to be primarily multi-family residential properties, but may include other types of properties.

     At December 31, 2000, BRC owned a controlling interest in one Real Estate Joint Venture. The assets of the Real Estate Joint Venture consist primarily of multi-family residential properties acquired from or in conjunction with the Operating Partner. Real Estate Joint Venture distributable cash flows are allocated such that BRC: 1) holds a priority position versus the Operating Partner with respect to a fixed annual preferred return; and 2) participates on a pro rata or reduced basis in distributable cash flows in excess of the annual preferred return of BRC and a subordinated preferred return of the Operating Partner. The Real Estate Joint Venture includes a buy/sell provision that can be activated by either BRC or the Operating Partner after a fixed period of years. Financing for the Real Estate Joint Venture consists primarily of fixed-rate secured mortgage debt obligations of the Real Estate Joint Venture that are without recourse to BRC and the Fund. Equity capital also was invested in the Real Estate Joint Venture by BRC and the Operating Partner. BRC's equity in the Real Estate Joint Venture was acquired using the proceeds of Fund borrowings. For a description of the Real Estate Joint Venture, see Item 3 below.

     BRC is a Delaware corporation that operates in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code (the "Code"). As a REIT, BRC generally is not subject to federal income tax on that portion of its ordinary income or taxable gain that it distributes to its stockholders each year. The Fund owns 100% of the common stock issued by BRC, and intends to hold all of BRC's common stock at all times. Additionally, at December 31, 2000, 2,100 shares of Class A preferred stock were outstanding. The preferred stock is owned by approximately 105 charitable organizations. As at December 31, 2000, assets of the Fund invested in BRC totaled $628.6 million.

     The Fund's investments in real estate through BRC are financed using borrowings under a seven-year revolving securitization facility (the "Commercial Paper Facility") of up to $650 million with a special purpose commercial paper issuer (the "CP Issuer") and Citicorp North America, Inc. as agent for the CP Issuer. The Commercial Paper Facility is supported by a committed liquidity facility (the "Liquidity Facility") provided by Citibank, N.A., under which borrowings may be made for a maximum term of seven years from the Fund's initial closing (held March 17, 2000). On borrowings under the Commercial Paper
Facility, the Fund pays a rate of interest equal to the CP Issuer's cost of commercial paper funding plus a margin and certain fees and expenses. Based upon the CP Issuer's historical cost of funding, it is expected that borrowings under the Commercial Paper Facility will be at an annual rate of approximately one-month LIBOR plus 0.40%. The Fund also pays a commitment fee of approximately 0.18% per year on the unused portion of the Commercial Paper Facility. In the event that the CP Issuer is unable or unwilling to maintain advances to the Fund, it may assign its advances to the providers of the Liquidity Facility. Borrowings under the Liquidity Facility will be at an annual rate of one-month LIBOR plus 0.75%. The Fund's obligations under the Commercial Paper Facility and Liquidity Facility (collectively, the "Credit Facility") are secured by a pledge of substantially all of its assets, including BRC common stock and shares of the Company held by the Fund. As of December 31, 2000, outstanding borrowings under the Credit Facility totaled $613.5 million, and the unused loan commitment amount was $36.5 million.

     The Fund has entered into cancelable interest rate swap agreements (the "swap agreements") with Merrill Lynch Capital Services, Inc. ("MLCS"), to lock in a positive spread between the distributions expected from BRC's equity in its real estate investments and the interest cost of the associated Fund borrowings under the Credit Facility. The swap agreements are valued on an ongoing basis by the Fund's investment adviser. Fluctuations in value of the interest rate swap agreements partly offset fluctuations in the value of real estate investments derived from changes in general interest rates. Fluctuations in the value of the real estate investments derived from other factors besides general interest rate movements (including issuer-specific and sector-specific credit concerns, property-specific concerns and changes in interest rate spread relationships) are not offset by changes in the value of the swap agreements. The Fund has the right to terminate certain of the swap agreements beginning in 2003, at dates corresponding approximately to the initial call dates of the Partnership Preference Units held by BRC. The obligations of the Fund under the swap agreements are secured by the pledge of Shares of the Company held by the Fund. The obligations of MLCS under the arrangements are supported by the guarantee of Merrill Lynch & Co., Inc.

     The Fund issued Shares to Shareholders at closings taking place on March 17, 2000, May 16, 2000, July 19, 2000, September 27, 2000, and November 29,
2000. At the five closings, an aggregate of 25,888,893 Shares were issued in exchange for Shareholder contributions totaling $2,605 million. All Shareholder contributions (other than contributions by the Fund's Manager) were made in the form of securities. At each closing, all of the securities contributed by Shareholders were exchanged by the Fund into the Company for shares of the Company. Immediately thereafter, all of such securities were exchanged by the Company into the Portfolio for an interest in the Portfolio.

     Shares of the Fund were privately offered and sold only to "accredited investors" as defined in Rule 501(a) under the Securities Act who were

"qualified purchasers" (as defined in Section 2(a)(51)(A) of the 1940 Act). The offering was conducted by Eaton Vance Distributors, Inc. ("EVD") as placement agent and by certain subagents appointed by EVD in reliance upon the exemption from registration provided by Rule 506 under the Securities Act.

     The Fund discontinued its private offering on November 29, 2000.

     The Fund has no officers or employees, inasmuch as its business affairs are conducted by its Manager, Eaton Vance Management ("EVM"), a Massachusetts business trust with offices at The Eaton Vance Building, 255 State Street, Boston, Massachusetts 02109, and its investment operations are conducted by its investment adviser, Boston Management and Research, a wholly-owned subsidiary of EVM.

ITEM 2. FINANCIAL INFORMATION.
-----------------------------

Table of Selected Financial Data

     The Fund commenced its investment operations on March 17, 2000 and the consolidated data referred to below reflects the period commencing on that date through December 31, 2000.

                                                             Period Ended
                                                           December 31, 2000
                                                           -----------------

Total investment income                                       $53,330,719

Interest expense                                              $31,403,533

Net expenses (including interest expense)                     $45,082,887

Net investment income                                         $ 7,930,494

Minority interest in net income                               $   317,338

Net realized gain                                             $13,706,147

Net change in unrealized depreciation                        $(74,236,068)

Net decrease in net assets from operations                   $(52,599,427)

Total assets                                               $3,321,914,650

Loan payable                                                 $613,500,000

Net assets                                                 $2,457,715,428

Shares outstanding                                             25,122,311

Net Asset Value and Redemption Price per Share                     $97.83

Distribution paid per Share                                         $0.30

Management's Discussion and Analysis of
Financial Condition and Result of Operations
--------------------------------------------

Results of Operations
---------------------

     Increases and decreases in the Fund's net asset value per Share are derived from net investment income, and realized and unrealized gains and losses on investments, including security investments held through the Fund's indirect interest (through the Company) in the Portfolio, real estate investments held through BRC and any direct investments of the Fund. Expenses of the Fund include its pro-rata share of the expenses of BRC, the Company, and indirectly the Portfolio, as well as the actual and accrued expenses of the Fund. The Fund's most significant expense is interest incurred on borrowings under the Credit Facility. Fund borrowings are used primarily to finance the purchase of real estate investments through BRC. The Fund's realized and unrealized gains and losses on investments are based on its allocated share of the realized and unrealized gains and losses of the Company, and indirectly the Portfolio, as well as realized and unrealized gains and losses on real estate investments held through BRC. The realized and unrealized gains and losses on investments have the most significant impact on the Fund's net asset value per Share and result from sales of such investments and changes in their underlying value. The investments of the Portfolio consist primarily of common stocks of domestic and foreign growth companies that are considered to be high in quality and attractive in their long-term investment prospects. Because the securities holdings of the Portfolio are broadly diversified, the performance of the Portfolio cannot be attributed to one particular stock or one particular industry or market sector. The performance of the Portfolio and the Fund are substantially influenced by the overall performance of the United States stock market, as well as by the relative performance versus the overall market of specific stocks and classes of stocks in which the Portfolio maintains large positions. Through the impact of interest rates on the valuation of the Fund's real estate investments held through BRC and its positions in swap agreements, the performance of the Fund is also affected by movements in interest rates and, particularly, changes in credit spread relationships. On a combined basis, the Fund's real estate investments and interest rate swaps generally decline in value when credit spreads widen (as fixed income markets grow more risk-averse) and generally increase in value when credit spreads tighten.

     Results of Operations For the Period from the Start of Business to December 31, 2000
--------------------------------------------------------------------------------

     The Fund's total return for the period from its inception on March 17, 2000 through December 31, 2000 was -1.88%. This return reflects a decrease in the Fund's net asset value per Share from $100.00 to $97.83, and the payment of a distribution of $0.30 per share at the conclusion of the year. For comparison, the Standard & Poor's 500 Index (the "S&P 500"), an unmanaged index commonly used to measure the performance of U.S. stocks, had a total return of -11.14% over the same period.

     In 2000, the U.S. equity markets were characterized by extreme volatility and dramatic declines in the more aggressive sectors. After a prolonged period in which risk-taking in stocks was amply rewarded, the markets became more conservative during 2000. Many technology, media and telecom stocks that were big winners in 1998 and 1999 experienced massive price declines in 2000 - victims of diminished growth expectations, earnings shortfalls and a collapse in valuations from inflated levels. The tech-heavy NASDAQ Composite plunged over 39%, giving back nearly all the gains made in 1999. Other market sectors performed much better in 2000, benefiting from a shift in investor focus away from the technology/media/telecom area. Market-leading sectors included utilities, energy and healthcare stocks.

     The Fund's real estate investments exerted a modest drag on performance in 2000, primarily in the second half of the year. This can be attributed to weakness in the market for preferred equity securities due to rising credit concerns in a slowing economy. Reflecting the fundamental strength of the U.S. real estate sector, real estate preferreds generally outperformed other types of preferred equity securities in 2000.

Liquidity and Capital Resources
-------------------------------

     As of December 31, 2000, the Fund had outstanding borrowings of $613.5 million and unused loan commitments of $36.5 million under the Credit Facility. The Credit Facility is being used primarily to finance the Fund's equity in its real estate investments and will continue to be used for such purposes in the future, as well as to provide for any short-term liquidity needs of the Fund. In the future, the Fund may increase the size of the Credit Facility (subject to lender consent) and the amount of outstanding borrowings thereunder for these purposes.

     The Fund may redeem shares of the Company at any time. Both the Company and the Portfolio follow the practice of normally meeting redemptions by distributing securities, consisting, in the case of the Company, of securities drawn from the Portfolio. The Company and the Portfolio may also meet redemptions by distributing cash. As of December 31, 2000, the Portfolio had cash and short-term investments totaling $314.2 million, compared to $642.7 million as of December 31, 1999. The Portfolio participates in a $150 million multi-fund unsecured line of credit agreement with a group of banks. The Portfolio may temporarily borrow from the line of credit to satisfy redemption requests in cash or to settle investment transactions. The Portfolio had no outstanding borrowings at December 31, 2000 or December 31, 1999. As of December 31, 2000, the net assets of the Portfolio totaled $18.4 billion, compared to $15.1 billion as of December 31, 1999. To ensure liquidity for investors in the Portfolio, the Portfolio may not invest more than 15% of its net assets in illiquid assets. As of December 31, 2000, restricted securities, which are considered illiquid, constituted 2.7% of the net assets of the Portfolio, compared to 5.0% as of December 31, 1999.

     The Partnership Preference Units held by BRC are not registered under the Securities Act and are subject to substantial restrictions on transfer. As such, they are considered illiquid. The liquidity of BRC's Real Estate Joint Venture investment is extremely limited, and relies principally upon a buy/sell arrangement with the Operating Partner that is invokable ten years after the formation of the Real Estate Joint Venture. Transfers of BRC's interest in the Real Estate Joint Venture to parties other than the Operating Partner thereof are constrained by terms of the operating management agreements, buy/sell arrangements with the Operating Partner, and lender consent requirements.

     Redemptions of Fund Shares are met primarily by distributing securities drawn from the Portfolio, although cash may also be distributed. Shareholders generally do not have the right to receive the proceeds of Fund redemptions in cash.

Market Risks
------------

     (a) Quantitative Disclosure about Market Risk.

     As noted above, the Fund may enter into cancelable interest rate swap agreements in connection with its equity in real estate investments and the associated borrowings. Under such agreements, the Fund has agreed to make periodic payments at fixed rates in exchange for payments at floating rates. The notional or contractual amounts of these instruments may not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these investments is meaningful only when considered in conjunction with all related assets, liabilities and agreements. As of December

31, 2000, the Fund has entered into cancelable interest rate swap agreements with MLCS. The Fund has the right to terminate certain of the interest rate swap agreements beginning in the first half of 2003, at dates corresponding approximately to the initial call dates of the Partnership Preference Units held by BRC.

                                                                                                         Unrealized
                     Notional                                            Initial                        Depreciation
                   Amount (000's                                        Optional           Final             At
   Effective         omitted)       Fixed Rate      Floating Rate      Termination      Termination     December 31,
      Date                                                                Date             Date             2000
----------------- ---------------- -------------- ------------------ ---------------- ---------------- ---------------
      3/00         $  27,500          8.96%         Libor + .40%          3/05             3/30        $ 2,090,656
      3/00            19,146          9.09%         Libor + .40%          4/04             3/30          1,275,653
      3/00            43,181          9.20%         Libor + .40%          6/03             3/30          2,349,306
      3/00            21,766          9.24%         Libor + .40%          4/03             3/30          1,131,694
      3/00            38,102          9.11%         Libor + .40%          2/04             3/30          2,441,132
      3/00            20,659          9.13%         Libor + .40%          11/03            3/30          1,242,356
      3/00            23,027          9.05%         Libor + .40%          7/04             3/30          1,599,508
      5/00            10,773          9.54%         Libor + .40%          4/03             3/30            664,167
      5/00            12,984          9.50%         Libor + .40%          6/03             3/30            839,556
      5/00             9,608          9.46%         Libor + .40%          11/03            3/30            700,422
      5/00            13,274          9.42%         Libor + .40%          2/04             3/30          1,019,736
      5/00            12,063          9.38%         Libor + .40%          4/04             3/30            954,860
      5/00            10,799          9.35%         Libor + .40%          7/04             3/30            896,944
      5/00            41,185          9.31%         Libor + .40%          9/04             3/30          3,490,916
      5/00             7,255          9.26%         Libor + .40%          3/05             3/30            663,842
      7/00            22,982          9.17%         Libor + .40%          2/03             3/30          1,050,464
      7/00            28,305          9.15%         Libor + .40%          4/03             3/30          1,389,085
      7/00            32,404          9.13%         Libor + .40%          6/03             3/30          1,684,599
      7/00             3,383          9.08%         Libor + .40%          11/03            3/30            196,831
      7/00            12,062          9.00%         Libor + .40%          2/04             3/30            716,644
      7/00            24,622         8.985%         Libor + .40%          4/04             3/30          1,528,127
      7/00             9,184          8.97%         Libor + .40%          7/04             3/30            604,506
      7/00            13,454          8.93%         Libor + .40%          9/04             3/30            899,160
      7/00            17,888          8.87%         Libor + .40%          3/05             3/30          1,277,995
      9/00            39,407          7.46%         Libor + .40%          ----             9/10          2,741,566
     11/00            11,776          8.34%         Libor + .40%          3/05             3/30            354,841
     11/00             2,338          8.41%         Libor + .40%          9/04             3/30             66,110
     11/00            23,636          8.48%         Libor + .40%          2/04             3/30            588,364
     11/00            20,264          8.60%         Libor + .40%          6/03             3/30            433,793
     11/00            28,629          8.66%         Libor + .40%          2/03             3/30            546,325
----------------- ---------------- -------------- ------------------ ---------------- ---------------- -------------

     Total                                                                                             $35,439,158
----------------- ---------------- -------------- ------------------ ---------------- ---------------- ---------------

     (b) Qualitative Information about Market Risk.

     The value of Fund Shares may not increase or may decline. The performance of the Fund fluctuates. There can be no assurance that the performance of the Fund will match that of the United States stock market or that of other equity funds. In managing the Portfolio for long-term, after-tax returns, the Portfolio's investment adviser generally seeks to avoid or minimize sales of securities with large accumulated capital gains, including contributed securities. Such securities constitute a substantial portion of the assets of the Portfolio. Although the Portfolio may utilize certain management strategies in lieu of selling appreciated securities, the Portfolio's, and hence the Fund's, exposure to losses during stock market declines may nonetheless be higher than that of funds that do not follow a general policy of avoiding sales of highly-appreciated securities.

     The Portfolio invests in securities issued by foreign companies and the Fund may acquire foreign investments. Foreign investments involve considerations and possible risks not typically associated with investing in the United States. The value of foreign investments to U.S. investors may be adversely affected by changes in currency rates. Foreign brokerage commissions, custody fees and other costs of investing are generally higher than in the United States, and foreign investments may be less liquid, more volatile and more subject to government regulation than in the United States. Foreign investments could be adversely affected by other factors not present in the United States, including expropriation, confiscatory taxation, lack of uniform accounting and auditing standards, armed conflict, and potential difficulty in enforcing contractual obligations.

     In managing the Portfolio, the investment adviser may purchase or sell derivative instruments (which derive their value by reference to other securities, indices, instruments, or currencies) to hedge against securities price declines and currency movements and to enhance returns. Such transactions may include, without limitation, the purchase and sale of stock index futures contracts and options on stock index futures; the purchase of put options and the sale of call options on securities held; equity swaps; and the purchase and sale of forward currency exchange contracts and currency futures. The Portfolio may make short sales of securities provided that an equal amount is held of the security sold short (a covered short sale) and may also lend portfolio securities. The Fund utilizes cancelable interest rate swap agreements to fix the cost of its borrowings over the term of the Credit Facility. In the future, the Fund may use other interest rate hedging arrangements (such as caps, floors and collars) to fix or limit borrowing costs. The use of these investment techniques is a specialized activity that may be considered speculative and which can expose the Fund and the Portfolio to significant risk of loss.
Successful use of these investment techniques is subject to the ability and performance of the investment adviser. The Fund's and the Portfolio's ability to meet their investment objectives may be adversely affected by the use of these techniques. The writer of an option or a party to an equity swap may incur losses that substantially exceed the payments, if any, received from a counterparty. Swaps, caps, floors, collars and over-the-counter options are private contracts in which there is also a risk of loss in the event of a default on an obligation to pay by the counterparty. Such instruments may be difficult to value, may be illiquid and may be subject to wide swings in valuation caused by changes in the price of the underlying security, index, instrument or currency. In addition, if the Fund or the Portfolio has insufficient cash to meet margin, collateral or settlement requirements, it may have to sell assets to meet such requirements. Alternatively, should the Fund or the Portfolio fail to meet these requirements, the counterparty or broker may liquidate positions of the Fund or the Portfolio. The Portfolio may also have to sell or deliver securities holdings in the event that it is not able to purchase securities on the open market to cover its short positions or to close out or satisfy an exercise notice with respect to options positions it has sold. In any of these cases, such sales may be made at prices or in circumstances that the investment adviser considers unfavorable.

    The Portfolio's ability to utilize covered short sales, certain equity swaps and certain equity collar strategies (combining the purchase of a put option and the sale of a call option) as a tax-efficient management technique with respect to holdings of appreciated securities is limited to circumstances in which the hedging transaction is closed out within thirty days of the end of the Portfolio's taxable year and the underlying appreciated securities position is held unhedged for at least the next sixty days after such hedging transaction is closed. There can be no assurance that counterparties will at all times be willing to enter into covered short sales, interest rate hedges, equity swaps and other derivative instrument transactions on terms satisfactory to the Fund or the Portfolio. The Fund's and the Portfolio's ability to enter into such transactions may also be limited by covenants under the Credit Facility, the federal margin regulations and other laws and regulations. The Portfolio's use of certain investment techniques may be constrained because the Portfolio is a diversified, open-end management investment company registered under the 1940 Act and because other investors in the Portfolio are regulated investment companies under Subchapter M of the Code. Moreover, the Fund and the Portfolio are subject to restrictions under the federal securities laws on their ability to enter into transactions in respect of securities that are subject to restrictions on transfer pursuant to the Securities Act.

     Although intended to add to returns, the borrowing of funds to purchase real estate investments exposes the Fund to the risk that the returns achieved on the real estate investments will be lower than the cost of borrowing to purchase such assets and that the leveraging of the Fund to buy such assets will therefore diminish the returns to be achieved by the Fund as a whole. In addition, there is a risk that the availability of financing will be interrupted at some future time, requiring the Fund to sell assets to repay outstanding borrowings or a portion thereof. It may be necessary to make such sales at unfavorable prices. The Fund's obligations under the Credit Facility are secured by a pledge of substantially all of its assets. In the event of default, the lender could elect to sell assets of the Fund without regard to consequences of such action for Shareholders. The rights of the lender to receive payments of interest on and repayments of principal of borrowings is senior to the rights of the Shareholders. Under the terms of the Credit Facility, the Fund is not permitted to make distributions of cash or securities while there is outstanding an event of default under the Credit Facility. During such periods, the Fund would not be able to honor redemption requests or make cash distributions.

     The success of BRC's real estate investments depends in part on many factors related to the real estate market. These factors include, without limitation, general economic conditions, the supply and demand for different types of real properties, the financial health of tenants, the timing of lease expirations and terminations, fluctuations in rental rates and operating costs, exposure to adverse environmental conditions and losses from casualty or condemnation, interest rates, availability of financing, managerial performance, government rules and regulations, and acts of God (whether or not insured against). Partnership Preference Units also depend upon factors relating to the issuing partnerships that may affect such partnerships' profitability and their ability to make distributions to holders of Partnership Preference Units. BRC's investment in a Real Estate Joint Venture may be influenced by decisions which the Operating Partner of such Venture may make on behalf of the property owned thereby and potential changes in the specific real estate sub-markets in which the properties are located. The debt of the Real Estate Joint Venture is fixed-rate, secured by the underlying properties and with no or limited recourse to BRC. However, changes in interest rates, the availability of financing and other financial conditions can have a material impact on property values and therefore on the value of BRC's equity interest. There can be no assurance that BRC's ownership of real estate investments will be an economic success. Moreover, the success of any Real Estate Joint Venture investment depends in large part upon the performance of the Operating Partner. Operating Partners will be subject to substantial conflicts of interest in structuring, operating and winding up the Real Estate Joint Ventures. Operating Partners will have an economic incentive to maximize the prices at which they sell properties to Real Estate Joint Ventures and to minimize the prices at which they acquire properties from Real Estate Joint Ventures. Operating Partners may devote greater attention or more resources to managing their wholly-owned properties than properties held by Real Estate Joint Ventures. Future investment opportunities identified by Operating Partners will more likely be pursued independently, rather than through, the Real Estate Joint Ventures. Financial difficulties encountered by Operating Partners in their other businesses may interfere with the operations of Real Estate Joint Ventures.

     The valuations of Partnership Preference Units held by the Fund through its investment in BRC fluctuate over time to reflect, among other factors, changes in interest rates, changes in the perceived riskiness of such units (including call risk), changes in the perceived riskiness of comparable or similar securities trading in the public market and the relationship between supply and demand for comparable or similar securities trading in the public market. Increases in interest rates and increases in the perceived riskiness of such units or comparable or similar securities will adversely affect the valuation of the Partnership Preference Units. The ongoing value of BRC's investments in Real Estate Joint Ventures will be substantially uncertain. BRC's investments in Real Estate Joint Ventures generally will be stated at estimated market value, assuming an orderly disposition of assets. Detailed investment evaluations will be performed annually and reviewed periodically. Interim valuations will reflect results of operations and distributions, and may be adjusted to reflect significant changes in economic circumstances since the most recent independent evaluation. Fluctuations in the value of real estate investments derived from changes in general interest rates can be expected to be offset in part (but not entirely) by changes in the value of interest rate swap agreements or other interest rate hedges entered into by the Fund with respect to its borrowings under the Credit Facility. Fluctuations in the value of real estate investments derived from other factors besides general interest rate movements (including issuer-specific and sector-specific credit concerns, property-specific concerns and changes in interest rate spread relationships) will not be offset by changes in the value of interest rate swap agreements or other interest rate hedges entered into by the Fund. Changes in the valuation of real estate investments not offset by changes in the valuation of interest rate swap agreements or other interest rate hedges entered into by the Fund will cause the performance of the Fund to deviate from the performance of the Portfolio. Over time, the performance of the Fund can be expected to be more volatile than the performance of the Portfolio.

ITEM 3. PROPERTIES.
------------------

     The Fund does not own any physical properties, other than indirectly as a result of BRC's investments in Partnership Preference Units and BRC's controlled subsidiary. At December 31, 2000, in addition to investments in Partnership Preference Units, BRC owned a majority interest in Bel Alliance Apartments LLC, which owns 20 multi-family residential properties in nine states (Texas, Virginia, Tennessee, South Carolina, Missouri, Nevada, Georgia, North Carolina and Florida).

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
----------------------------------------------------------------------

     (a) Security Ownership of Certain Beneficial Owners.

     To the knowledge of the Fund, no person beneficially owns more than five percent of the Shares of the Fund.

     (b) Security Ownership of Management.

     EVM, the Manager of the Fund, beneficially owned 1,053.2 Shares of the Fund as of March 31, 2001. None of the other entities or individuals named in response to Item 5 below beneficially owned Shares of the Fund as of such date.

     (c) Changes in Control.

     Not applicable.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.
-----------------------------------------

     The Fund has no individual directors or executive officers. The Fund is managed by EVM. Each of the Fund, BRC and the Portfolio engage Boston Management and Research ("BMR"), a wholly-owned subsidiary of EVM, as investment adviser. EVM, its affiliates and predecessor companies have been investment advisers to individuals and institutions since 1924 and have been advising investment companies since 1931. BMR and EVM currently have assets under investment management of approximately $45 billion. EVM is a wholly-owned subsidiary of Eaton Vance Business Trust, which is wholly-owned by Eaton Vance Corp. ("EVC"), a publicly-held holding company which, through its subsidiaries and affiliates, engages primarily in investment management, administration and marketing activities. The non-voting common stock of EVC is listed and traded on the New York Stock Exchange. All shares of the voting common stock of EVC are held in a voting trust, the voting trustees of which are senior officers of the Eaton Vance organization. Eaton Vance, Inc. ("EV"), a wholly-owned subsidiary of EVC, is the sole trustee of Eaton Vance Business Trust, EVM and of BMR, each of which is a Massachusetts business trust. The names of the executive officers and the directors of EV and their ages and principal occupations are set forth below:

DIRECTORS AND EXECUTIVE OFFICERS OF EATON VANCE, INC.

     James B. Hawkes, (59), is Chairman, President and Chief Executive Officer of EVM, BMR, EVC and EV and a Director of EVC and EV. He is also a Trustee and an officer of various investment companies managed by EVM or BMR and has been employed by the Eaton Vance organization for 30 years.

     Thomas E. Faust Jr., (42), is Executive Vice President of Eaton Vance, BMR, EVC and EV, and Chief Equity Investment Officer of Eaton Vance and BMR. He is also an officer of various investment companies managed by Eaton Vance or BMR and has been employed by the Eaton Vance organization for 15 years.

     Alan R. Dynner, (60), is Vice President and Chief Legal Officer of EVM, BMR and EVC, and Secretary and Clerk of EV. He is also an officer of various investment companies managed by EVM or BMR. He joined Eaton Vance on November 1, 1996. Prior to joining Eaton Vance, Mr. Dynner was a partner in the New York and Washington offices of the law firm of Kirkpatrick & Lockhart LLP.

     William M. Steul, (58), is Vice President and Chief Financial Officer of EVM, BMR, EVC and EV. He joined Eaton Vance in December 1994.

ITEM 6. EXECUTIVE COMPENSATION.
------------------------------

     Under the terms of the Fund's investment advisory and administrative agreement with BMR, BMR receives a monthly advisory and administrative fee at the rate of 1/20th of 1% (equivalent to 0.60% annually) of the average daily gross assets of the Fund reduced by that portion of the monthly advisory fee for such month payable by the Portfolio which is attributable to the value of the Fund's investment in the Company. The term gross assets of the Fund is defined in the agreement to include the value of all Fund assets (including the Fund's interest in the Company and the Fund's ratable share of the assets of its controlled subsidiaries), without reduction by any liabilities. As noted below, the advisory fee payable for such month to BMR by the Portfolio in respect of the Fund's indirect investment in the Portfolio and the management fee payable by BRC are credited toward the Fund's advisory and administrative fee payment. For the period commencing with the start of the Fund's business, March 17, 2000, through December 31, 2000, the advisory and administrative fees paid by the Fund to BMR, less the Fund's allocated share of the Portfolio's advisory fee and BRC's management fee, totaled $1,709,648. BMR has agreed to waive a portion of the monthly advisory and administrative fee payable by the Fund to the extent that such fee, together with the monthly distribution fee payable to EVD, exceeds an annual rate of 0.60% of the average daily gross assets of the Fund (as defined above), reduced by the portion of the monthly advisory fee or management fees for such month payable by the Portfolio and BRC which is attributable to the value of the Fund's direct or indirect investments therein. For the period from March 17, 2000 to December 31, 2000, BMR waived $1,120,030 of the advisory and administrative fee payable by the Fund.

     Under the terms of BRC's management agreement with BMR, BMR receives a monthly management fee at the rate of 1/20th of 1% (equivalent to 0.60% annually) of the average daily gross assets of BRC. The term gross assets of BRC is defined in the agreement to include the value of all assets of BRC, without reduction by any liabilities. As noted above, the management fee payable by BRC will be credited toward the Fund's advisory and administrative fee payments. For the period commencing with the start of BRC's business, March 17, 2000, through December 31, 2000, BRC paid BMR management fees of $2,178,946.

     Under the terms of the Portfolio's investment advisory agreement with BMR, BMR receives a monthly advisory fee at a base rate of 5/96 of 1% (equivalent to 0.625% annually) of the average daily net assets of the Portfolio up to $500 million. On net assets of $500 million or more the monthly fee is reduced and is computed as follows: 9/192 of 1% (equivalent to 0.5625% annually) of the average daily net assets of the Portfolio of $500 million but less than $1 billion; 1/24 of 1% (equivalent to 0.50% annually) of the average daily net assets of the Portfolio of $1 billion but less than $1.5 billion; 7/192 of 1% (equivalent to 0.4375% annually) of the average daily net assets of the Portfolio of $1.5 billion but less than $7 billion; 17/480 of 1% (equivalent to 0.425% annually) of the average daily net assets of the Portfolio of $7 billion but less than $10 billion; 11/320 of 1% (equivalent to 0.4125% annually) of the average daily net assets of the Portfolio of $10 billion but less than $15 billion; and 1/30 of 1% (equivalent to 0.40% annually) of the average daily net assets of the Portfolio of $15 billion and above. As indicated above, the Fund's allocated share of the monthly advisory fee paid by the Portfolio to BMR is credited toward the Fund's advisory and administrative fee payments. As of December 31, 2000, the net assets of the Portfolio totaled $18.4 billion. For the fiscal years ended December 31, 1999 and 2000, the advisory fee applicable to the Portfolio was 0.45% and 0.43%, respectively, of average daily net assets for such periods, and the Fund's allocated portion of the fee amounted to $9,624,513 and $9,165,212, respectively.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
------------------------------------------------------

     See the information set forth under Item 6 above.

     Shares of the Fund were privately placed with qualified purchasers pursuant to a placement agency agreement entered into between the Fund and EVD as exclusive placement agent. EVD is a wholly-owned subsidiary of EVM. EVD appointed certain securities dealers as subagents to participate in the private offering. No selling commissions were paid by the Fund on behalf of Shareholders making investment commitments of $5 million or more. The Fund paid a 1.5% selling commission to EVD on behalf of each Shareholder making an investment commitment of less than $2 million and a 1.0% selling commission to EVD on behalf of each shareholder making an investment commitment of at least $2 million but less than $5 million. The selling commission paid by the Fund on behalf of a Shareholder was deducted from the contribution to the Fund by such Shareholder, thereby reducing the number of Shares of the Fund issued to the Shareholder. During the period from March 17, 2000 to December 31, 2000, the Fund paid selling commissions aggregating $8,745,977 pursuant to the placement agency agreement, and such selling commissions were paid by EVD to those subagents through which Shareholders invested in the Fund.

     Pursuant to a servicing agreement between the Company and EVD, the Company pays a servicing fee to EVD for providing certain services and information to direct and indirect investors in the Company. The servicing fee is paid on a quarterly basis, at an annual rate of 0.15% of the Company's average daily net assets. With respect to investors in the Company and Shareholders of the Fund who subscribed through a subagent, EVD will assign servicing responsibilities and fees to the applicable subagent, beginning twelve months after the issuance of shares of the Company or Shares of the Fund to such persons. The Fund will assume its allocated share of the Company's servicing fee. The servicing fee payable in respect of the Fund's investment in the Company is credited toward the Fund servicing fee described below. During the period from March 17, 2000 to December 31, 2000, the Company paid servicing fees aggregating $1,731,685 which were attributable to the Fund's investments in the Company.

     Pursuant to a servicing agreement between the Fund and EVD, the Fund pays a servicing fee to EVD for providing certain services and information to the Shareholders of the Fund. The servicing fee is paid on a quarterly basis, at an annual rate of 0.25% of the Fund's average daily net assets. With respect to Shareholders who subscribed through a subagent, EVD will assign servicing responsibilities and fees to the applicable subagent, beginning twelve months after the issuance of Shares of the Fund to such persons. The Fund's allocated share of the servicing fee paid by the Company is credited toward the Fund's servicing fee payment, thereby reducing the amount of the servicing fee paid by the Fund. During the period from March 17, 2000 to December 31, 2000, the Fund paid servicing fees aggregating $1,140,348.

     Under the terms of the Fund's distribution agreement with EVD, EVD receives a monthly distribution fee at an annual rate of 0.10% of the average daily net assets of the Fund as compensation for its services as placement agent. The distribution fee accrued from the Fund's initial closing and will continue for a period of ten years (subject to the annual approval of Eaton Vance, Inc.). For the period commencing with the start of the Fund's business, March 17, 2000, to December 31, 2000, the distribution fees payable or accrued to EVD totaled $1,120,030. As noted above, the distribution fee is subject to a monthly fee cap.

     Shares of the Fund redeemed within three years of issuance are generally subject to a redemption fee equal to 1% of the net asset value of the Shares redeemed. The redemption fee is payable to EVD in cash by the Fund on behalf of the redeeming Shareholder. No redemption fee is imposed on Shares of the Fund held for at least three years, Shares acquired through the reinvestment of Fund distributions, Shares redeemed in connection with a tender offer or other extraordinary corporate event involving securities contributed by the redeeming Shareholder, or Shares redeemed following the death of all of the initial owners of the Shares redeemed. In addition, no fee applies to redemptions made pursuant to a systematic redemption plan established by a Shareholder with the Fund. During the period from March 17, 2000 to December 31, 2000, EVD received redemption fees of $749,356 from the Fund on behalf of redeeming Shareholders.

ITEM 8. LEGAL PROCEEDINGS.
-------------------------

     There are no material pending legal proceedings to which the Fund or BRC is a party or of which any of their property is the subject.

ITEM 9. NET ASSET VALUE OF AND DISTRIBUTIONS ON THE FUND'S SHARES AND RELATED SHAREHOLDER MATTERS.
--------------------------------------------------------------------------------

     (a) Market Information, Restrictions on Transfer of Shares and Redemption of Shares.

     There is no established public trading market for the Shares of the Fund, and the transfer of Shares is severely restricted by the Limited Liability Company Agreement ("LLC Agreement") of the Fund.

     Other than transfer to the Fund in a redemption, transfers of Shares are expressly prohibited without the consent of EVM, which consent may be withheld in its sole discretion for any reason or for no reason. The Shares have not been and will not be registered under the Securities Act, and may not be resold unless an exemption from such registration is available. Shareholders have no right to require registration of the Shares and the Fund does not intend to register the Shares under the Securities Act or take any action to cause an exemption (whether pursuant to Rule 144 of the Securities Act or otherwise) to be available. The Fund is not and will not be registered under the 1940 Act, and no transfer of Shares may be made that would, in the opinion of counsel to the Fund, result in the Fund being required to be registered under the 1940 Act. In addition, no transfer of Shares may be made unless, in the opinion of counsel for the Fund, such transfer would not result in termination of the Fund for purposes of Section 708 of the Code or result in the classification of the Fund as an association or a publicly traded partnership taxable as a corporation under the Code. In no event shall all or any part of a Shareholder's Shares be assigned to a minor or an incompetent, unless in trust for the benefit of such person. Shares may be sold, transferred, assigned or otherwise disposed of by a Shareholder only if, in the opinion of counsel, such transfer, assignment or disposition would not violate federal securities or state securities or "blue sky" laws (including investor qualification standards).

     Shares of the Fund may be redeemed on any business day. Redemptions of Shares held for at least three years will be met at net asset value. Shares redeemed within these years of issuance are generally subject to a redemption fee equal to 1% of the net asset value of the Shares redeemed. See Item 7 above. The Fund plans to meet redemption requests principally by distributing securities drawn from the Portfolio, but may also distribute cash. If requested by a redeeming Shareholder, the Fund will meet a redemption request by distributing securities that were contributed by the redeeming Shareholder, provided that such securities are held in the Portfolio at the time of redemption. The securities contributed by a Shareholder will not be distributed to any other Shareholder in the Fund (or to any other investor in the Company or the Portfolio) during the first seven years following their contribution. A shareholder redemption request within seven years of a contribution of securities by such Shareholder will ordinarily be met by distributing securities that were contributed by such Shareholder, prior to distributing to such Shareholder any other securities held in the Portfolio. Securities contributed by a Shareholder may be distributed to other Shareholders in the Fund (or to other investors in the Company or the Portfolio) after a holding period of at least seven years and, if so distributed, would not be available to meet subsequent redemption requests made by the contributing Shareholder. If requested by a redeeming Shareholder making a redemption of at least $1 million occurring more than seven years after such Shareholder's admission to the Fund, the Fund will generally distribute to the redeeming Shareholder a diversified basket of securities representing a range of industry groups that is drawn from the Portfolio, but the selection of individual securities would be made by BMR in its sole discretion. No Partnership Preference Units or other real estate investments held by BRC will be distributed to meet a redemption request, and "restricted securities" will be distributed only to the Shareholder who contributed such securities or such Shareholder's successor in interest. Other than as set forth above, the allocation of each redemption between securities and cash and the selection of securities to be distributed will be at the sole discretion of BMR. Distributed securities may include securities contributed by

Shareholders as well as other readily marketable securities held in the Portfolio. The value of securities and cash distributed to meet a redemption will equal the net asset value of the number of Shares being redeemed less the applicable redemption fee, if any. The Fund's Credit Facility prohibits the Fund from honoring redemption requests while there is outstanding an event of default under the Credit Facility.

     The Fund may compulsorily redeem all or a portion of the Shares of a Shareholder if the Fund has determined that such redemption is necessary or appropriate to avoid registration of the Fund or the Company under the 1940 Act, to avoid adverse tax or other consequences to the Portfolio, the Company, the Fund or the Shareholders, or to discharge such Shareholder's obligation to reimburse the Fund for state taxes paid by the Fund on behalf of the Shareholder and accrued interest thereon. No redemption fee is payable in the event of a compulsory redemption.

     The high and low net asset values per Share of the Fund during each full quarterly period from the Fund's inception, March 17, 2000, through the fiscal year ended December 31, 2000 are as follows:

         Quarter Ended                     High                         Low
         -------------                     ----                         ---
              6/30/00                     $102.81                      $90.86
              9/30/00                     $106.55                      $98.08
             12/31/00                     $103.11                      $93.56

     There are no outstanding options or warrants to purchase, or securities convertible into, Shares of the Fund. Shares of the Fund cannot be sold pursuant to Rule 144 under the Securities Act, and the Fund does not propose to publicly offer any of its Shares at any time.

     (b) Record Holders of Shares of the Fund.

     As of March 31, 2001, there were 805 record holders of Shares of the Fund.

     (c) Distributions.

     The Fund intends to make annual income distributions approximately equal to the amount of its net investment income, if any, and annual capital gains distributions equal to approximately 22% of the amount of its net realized capital gains, if any, other than precontribution gain allocated to a Shareholder in connection with a tender offer or other extraordinary corporate event involving a security contributed by such Shareholder. In addition, whenever a distribution in respect of a precontribution gain is made, the Fund intends to make a supplemental distribution generally equal to approximately 6% of the allocated precontribution gain or such other percentage as deemed appropriate to compensate Shareholders receiving such distributions for taxes that may be due in connection with the precontribution gain and supplemental distributions. The Fund's distribution rates with respect to realized gains may be adjusted at a future time to reflect changes in the effective maximum marginal individual federal tax rate applicable to long-term capital gains. Shareholder distributions with respect to net investment income and realized post-contribution gains will be made pro rata in proportion to the number of Shares held as of the record date of the distribution. Distributions that are made in respect of realized precontribution gains and the associated supplemental distributions will be made solely to the Shareholders to whom such gain is allocated. The Fund's net investment income and net realized gains include the Fund's allocated share of the net investment income and net realized gains of BRC, the Company and, indirectly, the Portfolio. The Fund's Credit Facility prohibits the Fund from making any distribution to Shareholders while there is outstanding an event of default under the Credit Facility.

     On December 29, 2000 the Fund made a distribution of $0.30 per Share to Shareholders of record on December 28, 2000.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.
-------------------------------------------------

     The Fund held its initial closing on March 17, 2000, at which time qualified purchasers contributed cash of $105,000* and equity securities with an aggregate exchange value of $639.3 million in exchange for an aggregate of 6,375,155 Shares of the Fund. Shares of the Fund were privately offered and sold only to "accredited investors" as defined in Rule 501 (a) under the Securities Act who were "qualified purchasers" (as defined in Section 2(a)(51)(A) of the 1940 Act) in certain states through EVD, the placement agent, and certain subagents appointed by EVD in reliance upon the exemption from registration provided by Rule 506 under the Securities Act.

     The Fund held a second closing on May 16, 2000, at which time qualified purchasers contributed equity securities with an aggregate exchange value of $413.5 million in exchange for an aggregate of 4,131,104 Shares of the Fund. The Fund held a third closing on July 19, 2000, at which time qualified purchasers contributed equity securities with an aggregate exchange value of $635.8 million in exchange for an aggregate of 6,127,268 Shares of the Fund. The Fund held a fourth closing on September 27, 2000, at which time qualified purchasers contributed equity securities with an aggregate exchange value of $310.0 million in exchange for an aggregate of 3,015,088 Shares of the Fund. The Fund held a fifth and final closing on November 29, 2000, at which time qualified purchasers contributed equity securities with an aggregate exchange value of $606.8 million in exchange for an aggregate of 6,240,278 Shares of the Fund. In connection with each of the foregoing closings, Shares of the Fund were privately offered and sold only to accredited investors who were qualified purchasers in the manner described above.

ITEM 11. DESCRIPTION OF THE FUND'S SECURITIES TO BE REGISTERED.
--------------------------------------------------------------

     The Fund is registering only Shares representing limited liability company interests in the Fund pursuant to Section 12(g) of the Securities Exchange Act of 1934.

     The distribution practices of the Fund are described in Item 9(c) above. The Shares have no conversion or preemption rights, and there are no sinking fund provisions applicable to the Shares. The redemption rights of Shareholders are described in Item 9(a) above. Restrictions on transfer of the Shares are described in Item 9(a) above. Upon liquidation of the Fund, all assets remaining after payment of all liabilities and obligations of the Fund and after provision for liquidation expenses will be distributed in cash or in kind to Shareholders in proportion to the positive balances in their capital accounts. The Shares are not subject to any assessment by the Fund, and the Fund's LLC Agreement provides that no Shareholder shall be liable for any obligations or liabilities of the Fund.

     Subject to the consent of the Manager, a Shareholder may make an estate freeze election pursuant to which all or a portion of such Shareholder's Shares will be divided into Preferred Shares and Common Shares ("Estate Freeze Shares"). Such division will be made in accordance with the terms of the LLC Agreement. Estate Freeze Shares are not transferable without the consent of the Fund's Manager and have no daily redemption rights or voting or consent rights.

     Shareholders have no control of the Fund's business or activities. Shareholders do not have the right to replace EVM as Manager of the Fund, but may do so only upon the bankruptcy of EVM. Except as specifically required by the LLC Agreement, no Shareholder shall have any right to vote on, consent to or approve any action or matter under any circumstances whatsoever. Shareholders have a very limited right to consent, pursuant to and in accordance with the LLC Agreement, only (i) to change in or elimination of the Fund's investment objective and fundamental investment restrictions set forth in the LLC Agreement, (ii) to the designation by EVM of another Manager which is not an entity directly or indirectly owned by EVC, (iii) to the designation of a substitute Manager upon the bankruptcy of EVM, (iv) to an election to dissolve

__________________________
*Contributed by EVM in exchange for 1,050 Shares of the Fund. No selling commission applied to such Shares.

the Fund upon the occurrence of certain events or (v) to the appointment of a liquidator to wind up the Fund's affairs upon its dissolution in the event there is no Manager to serve as liquidator.

     The Fund's LLC Agreement may be amended or restated only by action of the Manager by an instrument in writing signed by or on behalf of the Manager. No such amendment or restatement shall in any material respect increase, add to or alter any financial obligation of any Shareholder. No consent or approval of the Shareholders is required to affect any such amendment or restatement, except that the Fund's investment objective and fundamental investment restrictions set forth in the LLC Agreement may be changed or eliminated only with the Consent of the Shareholders (defined as the consent or approval of Shareholders holding the lesser of (i) 50% of the outstanding Shares, (ii) 67% of those Shares acting on the matter if Shareholders holding more than 50% of the outstanding Shares have responded to the consent solicitation or (iii) 67% of those Shares present or represented by proxy at a meeting if Shareholders holding more than 50% of the outstanding Shares are present or represented by proxy at the meeting).

ITEM 12. INDEMNIFICATION OF THE MANAGER AND ITS AFFILIATES.
----------------------------------------------------------

     EVM and BMR, their trustee, and their officers, employees and affiliates are entitled to indemnification from the Fund against all liabilities and expenses incurred or paid by them in connection with any claim, suit, action or proceeding in which they become involved as a party or otherwise. No indemnification shall be provided to any such person with respect to any matter as to which it shall be ultimately determined by final judicial decision that such person did not act in good faith in the reasonable belief that such person's action was in the best interest of the Fund and therefore is not entitled to indemnification by the Fund. Expenses incurred in defending any claim, suit, action or proceeding may be paid by the Fund as they are incurred upon receipt in each case of an undertaking by or on behalf of the relevant party to repay such amounts if it is ultimately determined that such party is not entitled to be indemnified by the Fund in accordance with the LLC Agreement. The indemnification is not to be deemed exclusive of any other rights to which the indemnified parties may be entitled under any statute, contract or otherwise.

     The LLC Agreement provides that EVM and BMR, their trustee, and their officers, employees and affiliates shall not be liable to the Fund or to any Shareholder by reason of (i) any tax liabilities incurred by the Shareholders, including, without limitation, as a result of their contribution of securities to the Fund or upon the exchange of such securities from the Fund to the Company or from the Company to the Portfolio, or as a result of any sale or distribution of any such securities; (ii) any failure to withhold income tax under federal or state tax laws with respect to income or gains allocated to the Shareholders;
(iii) any change in the federal or state tax laws or regulations or in the interpretations thereof as they apply to the Portfolio, the Company, BRC, the Fund or the Shareholders, whether such change or interpretation occurs through legislative, judicial or administrative action; or (iv) any failure of BRC to qualify as a REIT under the Code. The LLC Agreement also provides that such persons, when acting in their respective capacities in connection with the Fund's business or affairs, shall not be liable to the Fund or to any Shareholder for any act, omission or breach of duty of any such person or of any other such persons, provided that no such person shall be exonerated from such liability who has been finally adjudicated by a court or other body before which a proceeding was brought not to have acted in good faith in the reasonable belief that such action was in the best interest of the Fund and to be liable to the Fund or to such Shareholder by reason thereof.

     Reference  is made to Sections 3.2 and 13.1 of the LLC  Agreement  (Exhibit
3.1 hereto), which provisions are incorporated herein by reference.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
-----------------------------------------------------

     The Fund's financial statements, together with the auditors' report thereon, appearing on pages 20 through 48 hereof, are incorporated herein by reference.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.
--------------------------------------------------------------------------------

     There have been no changes in, or disagreements with, accountants on accounting and financial disclosures.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.
------------------------------------------

     (a) The following is a list of all financial statements filed as a part of this registration statement:

          (i)  Consolidated Portfolio of Investments as of December 31, 2000

               Consolidated Statement of Assets and Liabilities as of December 31, 2000

               Consolidated Statement of Operations for the period from the start of business, March 17, 2000, to December 31, 2000

               Consolidated Statement of Changes in Net Assets for the period from the start of business, March 17, 2000, to December 31, 2000

               Consolidated Statement of Cash Flows for the period from the start of business, March 17, 2000, to December 31, 2000

               Notes to Consolidated Financial Statements

               Independent Auditors' Report dated March 9, 2001

               Portfolio of Investments of Tax-Managed Growth Portfolio as of December 31, 2000

               Statement  of  Assets  and  Liabilities  of  Tax-Managed   Growth
               Portfolio as of December 31, 2000

               Statement of Operations of Tax-Managed Growth Portfolio for the fiscal year ended December 31, 2000

               Statements of Changes in Net Assets of Tax-Managed Growth Portfolio for the fiscal years ended December 31, 2000 and December 31, 1999

               Supplementary Data of Tax-Managed Growth Portfolio for the fiscal periods ended December 31, 2000, December 31, 1999, the two month period ended December 31, 1998, October 31, 1998, October 31, 1997 and October 31, 1996

               Notes to Financial Statements

               Independent Auditors' Report dated February 16, 2001

     (b) The following is a list of all exhibits filed as a part of this registration statement:

          3 Copy of Limited Liability Company Agreement of the Fund dated March 17, 2000. (Note: the LLC Agreement also defines the rights of the holders of Shares of the Fund)

          4 Copy of Revolving Credit and Security Agreement dated as of March 17, 2000; Agreement of Amendment thereto dated as of May 16, 2000; Agreement of Amendment thereto dated as of July 19, 2000; Agreement of Amendment thereto dated as of September 27, 2000; Agreement of Amendment thereto dated as of November 29, 2000; Agreement of Amendment thereto dated as of February 22, 2001; and Agreement of Amendment thereto dated as of March 15, 2001.

          9         Not applicable and not filed.

          10(1) Copy of Investment Advisory and Administration Agreement between the Fund and Boston Management and Research dated March 10, 2000.

          10(2)     Copy  of   Management   Agreement   between   Belmar  Realty
                    Corporation and Boston Management and Research dated March 10, 2000.

          10(3) Copy of Investor Servicing Agreement between the Fund and Eaton Vance Distributors, Inc. dated December 15, 1999.

          10(4) Copy of Custody and Transfer Agency Agreement between the Fund and Investors Bank & Trust Company dated December 15, 1999.

          11        Not applicable and not filed.

          12        Not applicable and not filed.

          21        List of Subsidiaries of the Fund.

          24        Not applicable and not filed.

          99 Form N-SAR of Eaton Vance Tax-Managed Growth Portfolio (File No. 811-7409) for its fiscal year ended December 31, 2000 filed electronically with the Securities and Exchange Commission under the Investment Company Act of 1940 on March 1, 2001 (Accession No. 0000940394-01-000043) (incorporated herein by reference pursuant to Rule 12b-32).

BELMAR CAPITAL FUND LLC AS OF DECEMBER 31, 2000

CONSOLIDATED PORTFOLIO OF INVESTMENTS

INVESTMENT IN BELVEDERE CAPITAL FUND
COMPANY LLC -- 75.4%

SECURITY                                  SHARES           VALUE
-------------------------------------------------------------------------
Investment in Belvedere Capital Fund
Company LLC (Belvedere Capital)             14,032,906     $2,485,733,611
-------------------------------------------------------------------------
Total Investment in Belvedere Capital
   (identified cost $2,540,960,650)                        $2,485,733,611
-------------------------------------------------------------------------

PARTNERSHIP PREFERENCE UNITS -- 17.6%

SECURITY                                  UNITS            VALUE
-------------------------------------------------------------------------
Bradley Operating Limited Partnership
(Delaware Limited Partnership affiliate
of Bradley Real Estate, Inc.), 8.875%
Series B Cumulative Redeemable Perpetual
Preferred Units, Callable from 2/23/04+        818,348     $   16,022,763
Cabot Industrial Properties, L.P.
(Delaware Limited Partnership affiliate
of Cabot Industrial Trust), 8.625%
Series B Cumulative Redeemable
Preferred Units,
Callable from 4/29/04+                       1,300,000         57,543,590
Camden Operating, L.P. (Delaware Limited
Partnership affiliate of Camden Property
Trust), 8.50% Series B Cumulative
Redeemable Perpetual Preferred Units,
Callable from 2/23/04+                       3,231,954         71,410,993
CP Limited Partnership (Maryland Limited
Partnership affiliate of Chateau
Communities, Inc.), 8.125% Series A
Cumulative Redeemable Preferred Units,
Callable from 4/20/03+                       1,500,000         64,924,500
Essex Portfolio, L.P. (California
Limited Partnership affiliate of Essex
Property Trust, Inc.), 7.875% Series B
Cumulative Redeemable Preferred Units,
Callable from 2/6/03+                          675,000         25,349,625
Essex Portfolio, L.P. (California
Limited Partnership affiliate of Essex
Property Trust, Inc.), 9.30% Series D
Cumulative Redeemable Preferred Units,
Callable from 7/28/04+                       2,000,000         44,350,000
Essex Portfolio, L.P. (California
Limited Partnership affiliate of Essex
Property Trust, Inc.),9.125% Series C
Cumulative Redeemable Preferred Units,
Callable from 11/24/03+                         80,000          3,472,160
Kilroy Realty, L.P. (Delaware Limited
Partnership affiliate of Kilroy Realty
Corporation), 8.075% Series A Cumulative
Redeemable Preferred Units,
Callable from 2/6/03+                          724,000         27,340,412
Kilroy Realty, L.P. (Delaware Limited
Partnership affiliate of Kilroy Realty
Corporation), 9.375% Series C Cumulative
Redeemable Preferred Units,
Callable from 11/24/03+                        700,000         30,607,500
PSA Institutional Partners, L.P.
(California Limited Partnership
affiliate of Public Storage, Inc.),
9.50% Series N Cumulative Redeemable
Perpetual Preferred Units,
Callable from 3/17/05+                       2,555,000         66,555,706

SECURITY                                  UNITS            VALUE
-------------------------------------------------------------------------
Prentiss Properties Acquisition
Partners, L.P. (Delaware Limited
Partnership affiliate of Prentiss
Properties Trust), 8.30% Series B
Cumulative Redeemable Perpetual
Preferred Units, Callable from 6/25/03+      1,742,928     $   69,518,600
Regency Centers, L.P. (Delaware Limited
Partnership affiliate of Regency Realty
Corporation), 8.125% Series A Cumulative
Redeemable Preferred Units,
Callable from 6/25/03+                       1,000,000         41,343,500
Regency Centers, L.P. (Delaware Limited
Partnership affiliate of Regency Realty
Corporation), 9.125% Series D Cumulative
Redeemable Preferred Units,
Callable from 9/29/04+                         150,000         13,933,395
Sun Communities Operating L. P.
(Michigan Limited Partnership affiliate
of Sun Communities, Inc.), 8.875%
Series A Cumulative Redeemable
Perpetual Preferred Units,
Callable from 9/29/04+                       2,000,000         46,304,800
-------------------------------------------------------------------------
Total Partnership Preference Units
   (identified cost $562,247,415)                          $  578,677,544
-------------------------------------------------------------------------

OTHER REAL ESTATE INVESTMENTS -- 6.9%

DESCRIPTION                                                VALUE
------------------------------------------------------------------------
Rental Property(1)(2)                                      $  228,933,113
-------------------------------------------------------------------------
Total Real Estate Investments
   (identified cost $228,933,113)                          $  228,933,113
-------------------------------------------------------------------------
COMMERCIAL PAPER -- 0.1%
                                          PRINCIPAL
                                          AMOUNT
SECURITY                                  (000'S OMITTED)  VALUE
-------------------------------------------------------------------------
Corporate Receivables Corp.,
6.53%, 1/2/01                               $    4,058     $    4,057,378
-------------------------------------------------------------------------
Total Commercial Paper
   (at amortized cost, $4,057,378)                         $    4,057,378
-------------------------------------------------------------------------
Total Investments -- 100.0%
   (identified cost $3,336,198,556)                        $3,297,401,646
-------------------------------------------------------------------------
 + Security exempt from registration under the Securities Act of 1933. At December 31, 2000, the value of these securities totaled $578,677,544 or 23.5% of net assets.
 (1) Investment valued at fair value using methods determined in good faith by or at the direction of the manager of Belmar Realty Corporation.
 (2) Rental property represents twenty multi-family residential properties located in nine states. None of the individual properties represent more than 5% of net assets.

                       SEE NOTES TO FINANCIAL STATEMENTS

BELMAR CAPITAL FUND LLC AS OF DECEMBER 31, 2000

CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
AS OF DECEMBER 31, 2000

Assets
--------------------------------------------------------
Total investments, at value
   (identified cost $3,336,198,556)       $3,297,401,646
Cash                                           2,256,168
Cash - security deposits                         308,197
Escrow deposits - restricted                  13,785,139
Dividends receivable                           5,337,003
Accounts receivable and other assets           1,371,180
Deferred expenses                                882,499
Prepaid expenses                                 572,818
--------------------------------------------------------
TOTAL ASSETS                              $3,321,914,650
--------------------------------------------------------
Liabilities
--------------------------------------------------------
Loan payable                              $  613,500,000
Mortgage payable, net of unamortized
   debt issuance costs                       173,083,255
Open interest rate swap contracts, at
   value                                      35,439,158
Payable for Fund Shares redeemed               3,218,084
Security deposits                                740,964
Swap interest payable                            357,842
Accrued expenses:
   Interest expense                            4,038,348
   Accrued property taxes                      2,614,810
   Other accrued expenses                        590,660
Other liabilities                              3,054,387
Minority interest in controlled
   subsidiaries                               27,561,714
--------------------------------------------------------
TOTAL LIABILITIES                         $  864,199,222
--------------------------------------------------------
NET ASSETS FOR 25,122,311 SHARES
   OUTSTANDING                            $2,457,715,428
--------------------------------------------------------
Shareholders' Capital (Note 4)
--------------------------------------------------------
SHAREHOLDERS' CAPITAL                     $2,457,715,428
--------------------------------------------------------
Net Asset Value & Redemption
Price Per Share
--------------------------------------------------------
($2,457,715,428  DIVIDED BY 25,122,311
   SHARES OUTSTANDING)                    $        97.83
--------------------------------------------------------

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED
DECEMBER 31, 2000*

Investment Income
------------------------------------------------------
Dividends allocated from Belvedere
   Capital
   (net of foreign taxes, $53,681)        $  9,856,066
Interest allocated from Belvedere
   Capital                                   3,458,020
Expenses allocated from Belvedere
   Capital                                  (6,972,347)
------------------------------------------------------
Net investment income allocated from
   Belvedere Capital                      $  6,341,739
Dividends from partnership preference
   units                                    35,662,060
Rental income                               11,132,687
Interest                                       194,233
------------------------------------------------------
TOTAL INVESTMENT INCOME                   $ 53,330,719
------------------------------------------------------
Expenses
------------------------------------------------------
Investment advisory and administrative
   fee                                    $  3,888,594
Property management fees                       447,300
Distribution and servicing fee               2,260,378
Interest expense on credit facility         21,171,471
Interest expense on swap contracts           5,433,853
Interest expense on mortgages                4,798,209
Property and maintenance expenses            3,498,342
Loan program structuring expense             1,344,696
Property taxes and insurance                 1,190,236
Legal and accounting services                  883,343
Organization expenses                          708,924
Amortization of deferred expenses              108,959
Printing and postage                            76,664
Custodian and transfer agent fees               34,470
Miscellaneous                                  357,478
------------------------------------------------------
TOTAL EXPENSES                            $ 46,202,917
Deduct --
   Reduction of investment adviser and
      administrative fee                     1,120,030
------------------------------------------------------
NET EXPENSES                              $ 45,082,887
------------------------------------------------------
Net investment income before minority
   interest share in net income of
   controlled subsidiaries                $  8,247,832
Minority interest in net income of
   controlled subsidiaries                    (317,338)
------------------------------------------------------
NET INVESTMENT INCOME                     $  7,930,494
------------------------------------------------------
Realized and Unrealized Gain (Loss)
------------------------------------------------------
Net realized gain (loss) --
   Investment transactions from
      Belvedere Capital
      (identified cost basis)             $ 13,706,147
------------------------------------------------------
NET REALIZED GAIN                         $ 13,706,147
------------------------------------------------------
Change in unrealized appreciation
   (depreciation) --
   Investment in Belvedere Capital
      (identified cost basis)             $(55,227,039)
   Investments in partnership preference
      units (identified cost basis)         16,430,129
   Interest rate swap contracts            (35,439,158)
------------------------------------------------------
NET CHANGE IN UNREALIZED
   APPRECIATION (DEPRECIATION)            $(74,236,068)
------------------------------------------------------
NET REALIZED AND UNREALIZED LOSS          $(60,529,921)
------------------------------------------------------
NET DECREASE IN NET ASSETS FROM
   OPERATIONS                             $(52,599,427)
------------------------------------------------------
 * For the period from the start of business, March 17, 2000, to December 31, 2000.

                        SEE NOTES TO FINANCIAL STATEMENTS

BELMAR CAPITAL FUND LLC AS OF DECEMBER 31, 2000
CONSOLIDATED FINANCIAL STATEMENTS CONT'D
CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

INCREASE (DECREASE)                             PERIOD ENDED
IN NET ASSETS                                DECEMBER 31, 2000*
---------------------------------------------------------------
Net investment income                       $       7,930,494
Net realized gain on investment
   transactions                                    13,706,147
Net change in unrealized appreciation
   (depreciation) of investments                  (74,236,068)
---------------------------------------------------------------
NET DECREASE IN NET ASSETS FROM
   OPERATIONS                               $     (52,599,427)
---------------------------------------------------------------
Transactions in Fund Shares --
   Investment securities contributed        $   2,605,411,580
   Less -- Selling commissions                     (8,745,977)
---------------------------------------------------------------
Net contributions                           $   2,596,665,603
Net asset value of Shares issued to
   Shareholders in payment of
   distributions declared                           3,261,813
Net asset value of Shares redeemed                (81,434,649)
---------------------------------------------------------------
NET INCREASE IN NET ASSETS FROM FUND
   SHARE TRANSACTIONS                       $   2,518,492,767
---------------------------------------------------------------
Distributions to Shareholders
   Belmar Capital Fund                      $      (7,526,915)
   Special distributions to Shareholders             (744,698)
   Preferred Shareholders of BRC                      (11,299)
---------------------------------------------------------------
TOTAL DISTRIBUTIONS TO SHAREHOLDERS         $      (8,282,912)
---------------------------------------------------------------
NET INCREASE IN NET ASSETS                  $   2,457,610,428
---------------------------------------------------------------
Net Assets
---------------------------------------------------------------
At beginning of period                      $         105,000
---------------------------------------------------------------
AT END OF PERIOD                            $   2,457,715,428
---------------------------------------------------------------
 * For the period from the start of business, March 17, 2000, to December 31, 2000.
CONSOLIDATED STATEMENT OF CASH FLOWS
                                          PERIOD ENDED
INCREASE (DECREASE) IN CASH               DECEMBER 31, 2000*
---------------------------------------------------------------
Cash Flows From (For) Operating
   Activities --
   Net investment income                  $           7,930,494
   Adjustment to reconcile net
      investment income to net cash
      flows used for operating
      activities --
      Amortization of offering costs                    108,959
      Net investment income allocated
         from Belvedere Capital                      (6,341,739)
      Increase in dividends receivables              (5,337,003)
      Increase in security deposits                    (308,197)
      Increase in deferred costs                       (891,150)
      Increase in prepaid expenses                     (572,818)
      Increase in escrow deposits                       (30,139)
      Decrease in other assets                          168,970
      Increase in interest payable for
         open swap contracts                            357,842
      Increase in minority interest                     210,000
      Increase in accrued property taxes              2,614,810
      Increase in accrued interest and
         accrued operating expenses                   3,265,529
      Purchase of partnership preference
         units                                     (566,518,883)
      Payments for investments in other
         real property                              (39,406,839)
      Cash assumed in connection with
         acquisition of real
         estate investments                             432,064
      Improvements to real estate                    (1,466,114)
      Sale of partnership preference
         units                                        4,271,468
      Net decrease in investment in
         Belvedere Capital                            8,019,495
      Investment in short-term
         investments                                 (4,057,378)
      Minority interest in share of net
         investment income of controlled
         subsidiary                                     317,338
---------------------------------------------------------------
NET CASH FLOWS USED FOR OPERATING
   ACTIVITIES                             $        (597,233,291)
---------------------------------------------------------------
Cash Flows From (For) Financing
   Activities --
   Proceeds of loan                       $         613,500,000
   Payments on behalf of investors
      (selling commissions)                          (8,745,977)
   Payment on mortgage                                 (188,670)
   Capital contributed to controlled
      subsidiaries                                      763,211
   Payment of distributions                          (4,206,269)
   Payments for Fund Shares redeemed                 (1,737,836)
---------------------------------------------------------------
NET CASH FLOWS FROM FINANCING ACTIVITIES  $         599,384,459
---------------------------------------------------------------
NET INCREASE IN CASH                      $           2,151,168
---------------------------------------------------------------
CASH AT BEGINNING OF PERIOD               $             105,000
---------------------------------------------------------------
CASH AT END OF PERIOD                     $           2,256,168
---------------------------------------------------------------
Supplemental Disclosure and Non-cash
Investing and Financing Activities
---------------------------------------------------------------
Securities contributed by Shareholders,
   invested in Belvedere Capital          $       2,605,411,580
Change in unrealized depreciation of
   investments and open swap contracts    $         (74,236,068)
Interest paid for loan                    $          18,424,162
Interest paid for mortgages               $           3,507,170
Interest paid for swap contracts          $           5,076,011
Market value of securities distributed
   in payment of redemptions              $          76,478,729
Market value of real property and other
   assets, net of current liabilities,
   assumed in conjunction with
   acquisition of real estate
   investments                            $         242,515,000
Mortgages assumed in conjunction with
   acquisition of real property           $         176,836,466
---------------------------------------------------------------
 * For the period from the start of business, March 17, 2000 to December 31, 2000.
                       SEE NOTES TO FINANCIAL STATEMENTS

BELMAR CAPITAL FUND LLC AS OF DECEMBER 31, 2000
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 Organization
-------------------------------------------
 A Investment Objective -- Belmar Capital Fund LLC (Belmar Capital) is a Delaware limited liability company established to offer diversification and tax-sensitive investment management to persons holding large and concentrated positions in equity securities of selected publicly-traded companies. The investment objective of Belmar Capital is to achieve long-term, after-tax returns for Shareholders. Belmar Capital pursues this objective primarily by investing indirectly in Tax-Managed Growth Portfolio (the Portfolio), a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended. The Portfolio is organized as a trust under the laws of the state of New York. Belmar Capital maintains its investment in the Portfolio by investing in Belvedere Capital Fund Company LLC (Belvedere Capital), a separate Massachusetts limited liability company that invests exclusively in the Portfolio. The performance of Belmar Capital and Belvedere Capital are directly and substantially affected by the performance of the Portfolio. Separate from its investment in the Portfolio through Belvedere Capital, Belmar Capital invests in real estate assets including income-producing preferred equity interests in real estate operating partnerships (partnership preference units) affiliated with publicly-traded real estate investment trusts (REITs) and an interest in a controlled real property subsidiary.

 B   Subsidiaries   --  Belmar  Capital  invests  in  real  estate  through  its subsidiary Belmar Realty Corporation (BRC). BRC invests directly in partnership preference units and indirectly in real property through a controlled subsidiary, Bel Alliance Apartments, LLC (Bel Apartments).

     BRC -- BRC invests directly in partnership preference units and also holds a majority interest in Bel Apartments. At December 31, 2000, Belmar Capital owned 100% of the common stock issued by BRC and intends to hold all of BRC's common stock at all times. Additionally, 2,100 shares of preferred stock of BRC are outstanding at December 31, 2000. The preferred stock has a par value of $0.01 per share and is redeemable by BRC at a redemption price of $100 per share after the occurrence of certain tax events or after December 31, 2005. Dividends on the preferred stock are cumulative and payable annually equal to $8 per share. The interest in preferred stock is recorded as a minority interest on the Consolidated Statement of Assets and Liabilities.

     Bel Apartments -- Bel Apartments, a majority-owned subsidiary of BRC, owns twenty multi-family residential properties (collectively, the Bel Apartments Properties) located in nine states (Tennessee, South Carolina, Texas, Florida, North Carolina, Missouri, Georgia, Virginia and Nevada). BRC owns 100% of the Class A units of Bel Apartments, representing 60% of the equity interests in Bel Apartments, and a minority shareholder (the Bel Apartments Minority Shareholder) owns 100% of the Class B units, representing 40% of the equity interests in Bel Apartments. The Class B equity interest is recorded as a minority interest on the Consolidated Statement of Assets and Liabilities. The primary distinction between the two classes of shares is the distribution priority and voting rights. BRC has priority in distributions and has greater voting rights than the holders of the Class B units.

     The accompanying consolidated financial statements include the accounts of Belmar Capital, BRC and Bel Apartments (collectively, the Fund). All material intercompany accounts and transactions have been eliminated.

     The audited financial statements of the Portfolio, including the portfolio of investments, are included elsewhere in this report and should be read in conjunction with the Fund's financial statements.

2 Significant Accounting Policies
-------------------------------------------
     The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles.

 A Investment Costs -- The Fund's investment assets were principally acquired on March 17, 2000, May 16, 2000, July 19, 2000, September 27, 2000 and
     November 29, 2000 through contributions of common stock by Shareholders in exchange for Shares of the Fund, in private purchases of partnership preference units and through contributions of real estate investments in exchange for cash and a minority interest in a controlled subsidiary. The Fund immediately exchanged the contributed securities into Belvedere Capital for shares thereof, and Belvedere Capital, in turn, immediately thereafter exchanged the contributed securities into the Portfolio for an interest in the Portfolio. The cost at which the Fund's investments of contributed securities are carried in the financial statements is the value of the contributed securities as of the close of business on the day prior to their contribution to the Fund. The initial tax basis of the Fund's investment in the Portfolio through Belvedere Capital is the same as the contributing Shareholders' basis in securities and cash contributed to the

BELMAR CAPITAL FUND LLC AS OF DECEMBER 31, 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D

     Fund. The initial tax and financial reporting basis of the Fund's investments in securities and real estate purchased by the Fund is the purchase cost. The cost at which the Fund's investments in real estate contributed to the Fund is carried in the financial statements is the market value on contribution date. The initial tax basis of real estate investments contributed to the Fund is the contributor's tax basis at the time of contribution or value at the time of contribution, depending on the taxability of the contribution.

 B Investment Valuations -- The Fund's investments consist of partnership preference units, other real property investments, shares of Belvedere Capital and short-term debt securities. Belvedere Capital's only investment is an interest in the Portfolio, the value of which is derived from a proportional interest therein. Additionally, the Fund has entered into interest rate swap contracts (Note 8). The valuation policy followed by the Fund, Belvedere Capital and the Portfolio is as follows:

     Marketable securities, including options, that are listed on foreign or U.S. securities exchanges or in the NASDAQ National Market System are valued at closing sale prices on the exchange where such securities are principally traded. Futures positions on securities or currencies are generally valued at closing settlement prices. Unlisted or listed securities for which closing sale prices are not available are valued at the mean between the latest bid and asked prices. Short-term debt securities with a remaining maturity of 60 days or less are valued at amortized cost, which approximates fair value. Other fixed income and debt securities, including listed securities and securities for which price quotations are available, are normally valued on the basis of valuations furnished by a pricing service. Investments held by the Portfolio for which valuations or market quotations are unavailable are valued at fair value using methods determined in good faith by or at the direction of the Trustees. Investments held by the Fund for which valuations or market quotations are unavailable are valued at fair value using methods determined in good faith by Boston Management and Research (BMR), a wholly owned subsidiary of Eaton Vance Management (EVM), as investment adviser. Interest rate swap contracts for which prices are unavailable are valued as determined in good faith by BMR.

     The value of the Fund's real estate assets is determined in good faith by BMR, as manager of BRC, taking into account all relevant factors, data and information, including, with respect to investments in partnership preference units, information from dealers and similar firms with knowledge of such issues and the prices of comparable preferred equity securities and other fixed or adjustable rate instruments having similar investment characteristics. Real estate investments other than partnership preference units are generally stated at estimated market values based upon independent valuations assuming orderly disposition of assets. Detailed investment valuations are performed annually and reviewed periodically and adjusted if there has been a significant change in economic circumstances since the previous valuation.

 C Interest Rate Swaps -- The Fund has entered into interest rate swap agreements with respect to its borrowings and real estate investments. Pursuant to these agreements, the Fund makes periodic payments to the counterparty at predetermined fixed rates, in exchange for floating-rate payments from the counterparty that fluctuate with one-month LIBOR. During the terms of the outstanding swap agreements, changes in the underlying values of the swaps are recorded as unrealized gains or losses. The Fund is exposed to credit loss in the event of non-performance by the swap counterparty.

 D Written Options -- The Portfolio and the Fund may write listed and over-the-counter call options on individual securities, on baskets of securities and on stock market indices. Upon the writing of a call option, an amount equal to the premium received by the Portfolio or Fund is included in the Statement of Assets and Liabilities as a liability. The amount of the liability is subsequently marked-to-market to reflect the current value of the option written in accordance with the investment valuation policies discussed above. Premiums received from writing options that expire are treated as realized gains. Premiums received from writing options that are exercised or are closed are added to or offset against the proceeds or amount paid on the transaction to determine the realized gain or loss. The Portfolio or Fund as a writer of an option may have no control over whether the underlying securities may be sold and as a result bears the market risk of an unfavorable change in the price of the securities underlying the written option.

 E Purchased Options -- Upon the purchase of a put option, the premium paid by the Portfolio or Fund is included in the Statement of Assets and Liabilities as an investment. The amount of the investment is subsequently marked-to-market to reflect the current market value of the option purchased, in accordance with the investment valuation policies discussed above. If an option which the Portfolio or Fund has purchased expires on the stipulated expiration date, the Portfolio or Fund will realize a loss in the amount of the cost of the option. If the Portfolio or Fund enters

BELMAR CAPITAL FUND LLC AS OF DECEMBER 31, 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D

     into a closing sale transaction, the Portfolio or Fund will realize a gain or loss, depending on whether the sales proceeds from the closing sale transaction are greater or less than the cost of the option. If the Portfolio or Fund exercises a put option, it will realize a gain or loss from the sale of the underlying security and the proceeds from such sale will be decreased by the premium originally paid.

 F Rental Operations -- The apartment units held by Bel Apartments are leased to residents generally for terms of one year or less, with monthly payments due in advance.

     The escrow accounts related to Bel Apartments consist of deposits for real estate taxes, insurance, environmental, renovation, debt service and security deposit accounts. Bel Apartments has no access to these funds once deposited into the escrow accounts. Amounts are held by a financial institution and controlled by the lender (Note 9).

     Costs incurred in connection with acquisitions of properties have been capitalized. Significant betterments and improvements are capitalized as part of the building and improvements.

 G Income -- Dividend income is recorded on the ex-dividend date and interest and rental income are recorded on the accrual basis.

     Belvedere  Capital's  net  investment  income or loss consists of Belvedere
     Capital's pro-rata share of the net investment income of the Portfolio, less all actual or accrued expenses of Belvedere Capital, determined in accordance with generally accepted accounting principles. The Fund's net investment income or loss consists of the Fund's pro-rata share of the net investment income of Belvedere Capital, plus all income earned on the Fund's direct investments, less all actual and accrued expenses of the Fund determined in accordance with generally accepted accounting principles.

 H Deferred Costs -- Costs incurred by the Fund in connection with its organization have been expensed as incurred. Deferred mortgage origination expenses incurred in connection with the financing of Bel Apartments are amortized over the term of the loans.

 I Income Taxes -- Belmar Capital, Belvedere Capital and the Portfolio are treated as partnerships for federal income tax purposes. As a result, Belmar Capital, Belvedere Capital and the Portfolio do not incur federal income tax liability, and the shareholders and partners thereof are individually responsible for taxes on items of partnership income, gain, loss and deduction. The policy of BRC and Bel Apartments is to comply with the Internal Revenue Code applicable to REITs. BRC and Bel Apartments will generally not be subject to federal income tax to the extent that they distribute their earnings to their stockholders each year and maintain their qualifications as REITs.

 J   Other -- Investment transactions are accounted for on a trade date basis.

 K Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

3 Distributions to Shareholders
-------------------------------------------
     The Fund intends to distribute each year all of its net investment income for the year, if any, and approximately 22% of its net realized capital gains for such year, if any, other than precontribution gains allocated to a Shareholder in connection with a tender offer or other extraordinary corporate event with respect to a security contributed by such Shareholder, for which no capital gain distribution is made. In addition, whenever a distribution in respect of a precontribution gain is made, the Fund makes a supplemental distribution to compensate Shareholders receiving such distributions for taxes that may be due in connection with the precontribution gain and supplemental distributions. Special distributions paid during the period from the start of business, March 17, 2000, to December 31, 2000 totaled $744,698.

     In addition, BRC and Bel Apartments intend to distribute substantially all of their taxable income earned by the respective entities during the year.

     Distributions made to Shareholders electing the Fund's Estate Freeze feature (Note 4) will be paid, first, to holders of Preferred Shares to the extent of the unpaid cumulative annual priority return of the Preferred Shares and, second, to the holders of the associated Common Shares. Distributions made in respect of any realized precontribution gains and associated supplemental distributions will be apportioned between Preferred Shares and Common Shares consistent with the allocation to the Preferred Shares and Common Shares of such realized precontribution gains. It is

BELMAR CAPITAL FUND LLC AS OF DECEMBER 31, 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D

     expected that substantially all Fund distributions in respect of Estate Freeze Shares will be paid to holders of Preferred Shares rather than holders of Common Shares. Distributions on Estate Freeze Shares may be reinvested in the Fund to purchase undivided Shares at the Fund's net asset value per Share on the date of reinvestment.

4 Shareholder Transactions
-------------------------------------------
     The Fund may issue an unlimited number of full and fractional Fund Shares. Transactions in Fund Shares, including contributions of securities in exchange for Shares of the Fund, were as follows:

                                              PERIOD ENDED
                                              DECEMBER 31, 2000*
    ---------------------------------------------------------------
    Issued at Fund closings                              25,888,893
    Issued to Shareholders electing to
     receive payment of distributions in
     Fund Shares                                             32,900
    Redemptions                                            (800,532)
    ---------------------------------------------------------------
    NET INCREASE                                         25,121,261
    ---------------------------------------------------------------

 * For the period from the start of business, March 17, 2000, to December 31, 2000.

     Redemptions of Fund Shares held less than three years are generally subject to a redemption fee of 1% of the net asset value of Shares redeemed. The redemption fee is paid to Eaton Vance Distributors, Inc. (EVD) by the Fund on behalf of the redeeming Shareholder. No charge is levied on redemptions of Shares acquired through the reinvestment of distributions, Shares redeemed in connection with a tender offer or other extraordinary corporate event or Shares redeemed following the death of all of the initial holders of the Shares redeemed. In addition, no fee applies to redemptions made pursuant to a Systematic Redemption Plan whereby a Shareholder can redeem up to 2% of Shares held on a quarterly basis. For the period from the start of business, March 17, 2000, to December 31, 2000, EVD received $749,356 in redemption fees.

     In connection with the offering of Shares, EVD, the Placement Agent, received $8,745,977 in selling commissions paid by the Fund on behalf of Shareholders. EVD, in turn, paid this amount to the applicable subagent on behalf of Shareholders investing in the Fund through such subagent. In addition, EVD made payments to subagents from its own resources totaling $25,975,659 equal to 1.0% of the value of investments in the Fund made through subagents.

     Shareholders in the Fund are entitled to restructure their Share interests under what is termed an Estate Freeze Election. Under this election, Shares are divided into Preferred Shares and Common Shares. Preferred Shares have a preferential right over the corresponding Common Shares equal to (i) 95% of the original capital contribution made in respect of the undivided Shares from which the Preferred Shares and Common Shares were derived, plus
     (ii) an annuity priority return equal to 8.5% of the Preferred Shares' preferential interest in the original capital contribution of the undivided Shares. The associated Common Shares are entitled to the remaining 5% of the original capital contribution in respect of the undivided Shares, plus any returns thereon in excess of the fixed annual priority of the Preferred Shares. The existence of restructured Shares does not adversely affect Shareholders who do not participate in the election nor do the restructured Shares have preferential rights to Shares that have not been restructured. Shareholders who subdivide Shares under this election sacrifice certain rights and privileges that they would otherwise have with respect to the Shares so divided, including redemption rights and voting and consent rights. Upon the twentieth anniversary of the issuance of the associated undivided Shares to the original holders thereof, Preferred and Common
     Shares  will  automatically  convert  into  full and  fractional  undivided
     Shares.

     The allocation of the Fund's net asset value per Share of $97.83 between Preferred and Common Shares that have been restructured is as follows:

                                              PER SHARE VALUE
                                              AT DECEMBER 31, 2000
    ---------------------------------------------------------------
                                              PREFERRED    COMMON
    DATE OF CONTRIBUTION                      SHARES       SHARES
    ---------------------------------------------------------------
    March 17, 2000                             $   95.00    $ 2.83
    May 16, 2000                                   94.80      3.03
    July 19, 2000                                  97.83      0.00

5 Investment Transactions
-------------------------------------------
     Increases and decreases of the Fund's investment in Belvedere Capital for the period from the start of business March 17, 2000, to December 31, 2000 aggregated $2,676,465,530 and $155,552,766, respectively. Purchases and sales of partnership preference units aggregated $566,518,883 and $4,271,468, respectively, during the period from the start of business, March 17, 2000, to December 31, 2000. For the period from the start of business, March 17, 2000, to December 31, 2000, acquisitions of other real property totaled $39,406,839.

BELMAR CAPITAL FUND LLC AS OF DECEMBER 31, 2000
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D
     Purchases and sales of partnership preference units during the period ended December 31, 2000 include amounts purchased from and sold to other funds sponsored by EVM.

6 Indirect Investment in Portfolio
-------------------------------------------
     Belvedere Capital's interest in the Portfolio at December 31, 2000, was $9,944,343,179, representing 54.1% of the Portfolio's net assets. The Fund's investment in Belvedere Capital at December 31, 2000 was $2,485,733,611, representing 25.0% of Belvedere Capital's net assets. Investment income allocated to Belvedere Capital from the Portfolio for the period from the Fund's start of business, March 17, 2000, to December 31, 2000 totaled $81,806,060, of which $13,314,086 was allocated to the Fund. Expenses allocated to Belvedere Capital from the Portfolio for the period from the Fund's start of business, March 17, 2000, to December 31, 2000 totaled $32,799,177, of which $5,177,576 was allocated to the Fund. Belvedere Capital allocated additional expenses to the Fund of $1,794,771 for the period from the Fund's start of business, March 17, 2000, to December 31, 2000, representing $63,086 of operating expenses and $1,731,685 of service fees (Note 10).

7 Rental Property
-------------------------------------------
     The average occupancy rate for real property held by Bel Apartments, consisting of 5,806 residential units, was approximately 89.8% at December 31, 2000. The value of real property owned by the Fund through Bel Apartments at December 31, 2000 is as follows:
     Land                                      $ 44,302,798
     Buildings, improvements and other assets   184,630,315
     ------------------------------------------------------
     VALUE                                     $228,933,113
     ------------------------------------------------------

8 Cancelable Interest Rate Swap Agreements
-------------------------------------------
     The Fund has entered into cancelable interest rate swap agreements in connection with its real estate investments and the associated borrowings. The notional or contractual amounts of these instruments may not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these investments is meaningful only when considered in conjunction with all related assets, liabilities and agreements. As of December 31, 2000, the Fund has entered into cancelable interest rate swap agreements with Merrill Lynch Capital Services, Inc.

                                                                                UNREALIZED
                NOTIONAL                             INITIAL                   DEPRECIATION
                 AMOUNT                             OPTIONAL       FINAL           AT
    EFFECTIVE    (000'S    FIXED   FLOATING        TERMINATION  TERMINATION    DECEMBER 31,
     DATE       OMITTED)   RATE    RATE               DATE         DATE            2000
  ------------------------------------------------------------------------------------------
       3/00     $27,500    8.96%   Libor + .40%         3/05         3/30    $ 2,090,656
       3/00      19,146    9.09%   Libor + .40%         4/04         3/30      1,275,653
       3/00      43,181    9.20%   Libor + .40%         6/03         3/30      2,349,306
       3/00      21,766    9.24%   Libor + .40%         4/03         3/30      1,131,694
       3/00      38,102    9.11%   Libor + .40%         2/04         3/30      2,441,132
       3/00      20,659    9.13%   Libor + .40%        11/03         3/30      1,242,356
       3/00      23,027    9.05%   Libor + .40%         7/04         3/30      1,599,508
       5/00      10,773    9.54%   Libor + .40%         4/03         3/30        664,167
       5/00      12,984    9.50%   Libor + .40%         6/03         3/30        839,556
       5/00       9,608    9.46%   Libor + .40%        11/03         3/30        700,422
       5/00      13,274    9.42%   Libor + .40%         2/04         3/30      1,019,736
       5/00      12,063    9.38%   Libor + .40%         4/04         3/30        954,860
       5/00      10,799    9.35%   Libor + .40%         7/04         3/30        896,944
       5/00      41,185    9.31%   Libor + .40%         9/04         3/30      3,490,916
       5/00       7,255    9.26%   Libor + .40%         3/05         3/30        663,842
       7/00      22,982    9.17%   Libor + .40%         2/03         3/30      1,050,464
       7/00      28,305    9.15%   Libor + .40%         4/03         3/30      1,389,085
       7/00      32,404    9.13%   Libor + .40%         6/03         3/30      1,684,599
       7/00       3,383    9.08%   Libor + .40%        11/03         3/30        196,831
       7/00      12,062    9.00%   Libor + .40%         2/04         3/30        716,644
       7/00      24,622   8.985%   Libor + .40%         4/04         3/30      1,528,127
       7/00       9,184    8.97%   Libor + .40%         7/04         3/30        604,506
       7/00      13,454    8.93%   Libor + .40%         9/04         3/30        899,160
       7/00      17,888    8.87%   Libor + .40%         3/05         3/30      1,277,995
       9/00      39,407    7.46%   Libor + .40%           --         9/10      2,741,566
      11/00      11,776    8.34%   Libor + .40%         3/05         3/30        354,841
      11/00       2,338    8.41%   Libor + .40%         9/04         3/30         66,110
      11/00      23,636    8.48%   Libor + .40%         2/04         3/30        588,364
      11/00      20,264    8.60%   Libor + .40%         6/03         3/30        433,793
      11/00      28,629    8.66%   Libor + .40%         2/03         3/30        546,325
    -------------------------------------------------------------------------------------
      TOTAL                                                                  $35,439,158
    -------------------------------------------------------------------------------------

BELMAR CAPITAL FUND LLC AS OF DECEMBER 31, 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D

9 Debt
-------------------------------------------
 A Mortgage -- Real property held by Bel Apartments is financed through loans collateralized by its real estate assets, mortgage loan deposit accounts, including all subaccounts thereunder, and an assignment of certain leases and rents. Balances at December 31, 2000, excluding unamortized debt issuance costs, are as follows:

                                                       MONTHLY
                                        ANNUAL      PRINCIPAL AND    BALANCE AT
                                       INTEREST        INTEREST     DECEMBER 31,
MATURITY DATE                            RATE          PAYMENT         2000
--------------------------------------------------------------------------------
October 1, 2010                         8.56%      $   530,376     $  68,531,692
October 1, 2010                         8.54%          458,550        59,359,514
October 1, 2010                         8.55%          299,792        38,772,626
September 1, 2027                       7.68%           73,293         9,983,964
--------------------------------------------------------------------------------
                                                   $1,362,011      $176,647,796
--------------------------------------------------------------------------------


MONTHLY ANNUAL  PRINCIPAL AND BALANCE AT
     INTEREST   INTEREST   DECEMBER   31,   MATURITY   DATE  RATE  PAYMENT  2000
     ---------------------------------------------------------------------------
     October 1, 2010 8.56% $ 530,376 $ 68,531,692  October 1, 2010 8.54% 458,550
     59,359,514 October 1, 2010 8.55% 299,792  38,772,626  September 1, 20 7.68%
     73,293                                                            9,983,964
     ---------------------------------------------------------------------------
     $1,362,011                                                     $176,647,796
     ---------------------------------------------------------------------------

   Scheduled repayments of mortgages, excluding unamortized debt issuance costs, for the years subsequent to December 31, 2000 are as follows:

    YEARS ENDING DECEMBER 31,                 AMOUNT
    ------------------------------------------------------
    2001                                      $  1,175,020
    2002                                         1,277,787
    2003                                         1,393,907
    2004                                         1,476,894
    2005                                         1,649,899
    Thereafter                                 169,674,289
    ------------------------------------------------------
                                              $176,647,796
    ------------------------------------------------------
 B Credit Facility -- The Fund has entered into a revolving securitization facility (the Commercial Paper Facility) of up to $650 million (increased to $700 million subsequent to December 31, 2000) with a special purpose commercial paper issuer (the CP Issuer) and Citicorp North America, Inc., as agent for the CP Issuer. The Commercial Paper Facility is supported by a committed liquidity facility (the Liquidity Facility) provided by Citibank, N.A., under which borrowings may be made for a maximum term of seven years from the Fund's initial closing. The CP Issuer funds advances under the Commercial Paper Facility by issuing highly rated commercial paper notes. On borrowings under the Commercial Paper Facility, the Fund pays a rate of interest equal to the CP Issuer's cost of funding plus a margin and certain fees and expenses. Interest expense includes a commitment fee of approximately 0.18% per year on the unused portion of the Commercial Paper Facility. In the event that the CP issuer is unable or unwilling to maintain advances to the Fund, it may assign its advances to the providers of the Liquidity Facility. Borrowings under the Liquidity Facility will be at an annual rate of one-month Libor plus 0.75%.

     Initial borrowings under the Commercial Paper Facility have been used to purchase qualifying assets, to pay organizational costs and selling expenses of the Fund, and to provide for short-term liquidity needs of the Fund. Additional borrowings under the Commercial Paper Facility may be made in the future for these purposes. At December 31, 2000, amounts outstanding under the Commercial Paper Facility totaled $613,500,000.

10 Management Fees and Other Transactions with Affiliates
-------------------------------------------
     The Fund and the Portfolio have engaged BMR as investment adviser. Under the terms of the advisory agreement with the Portfolio, BMR receives a monthly advisory fee of 5/96 of 1% (0.625% annually) of the average daily net assets of the Portfolio up to $500,000,000 and at reduced rates as daily net assets exceed that level. For the period from the Fund's start of business, March 17, 2000, to December 31, 2000 the advisory fee applicable to the Portfolio was 0.43% (annualized) of average daily net assets.
     Belvedere Capital's allocated portion of the advisory fee totaled $31,663,912 of which $4,961,681 was allocated to the Fund for the period from the Fund's start of business, March 17, 2000, to December 31, 2000.

     In addition, Belmar Capital pays BMR, but for the fee cap described below, a monthly advisory and administrative fee of 1/20 of 1% (0.60% annually) of the average daily gross assets of Belmar Capital reduced by the portion of the advisory and management fees payable by the Portfolio and BRC that is attributable to the value of the Fund's direct or indirect investment therein. The term "gross assets" with respect to Belmar Capital is defined to include all of Belmar Capital's assets (including Belmar Capital's interest in Belvedere Capital and Belmar Capital's ratable share of the assets of its controlled subsidiaries), without reduction by any liabilities. BRC pays BMR a monthly management fee at a rate of 1/20 of 1%(equivalent to 0.60% annually) of the average daily gross assets of BRC. The term "gross assets" with respect to BRC is defined to include all assets of BRC without reduction by any liabilities. The advisory and management fees payable by the Portfolio and BRC in respect of Belmar Capital's direct or indirect investment therein is credited toward Belmar Capital's advisory and administrative fee payment. For the period from the

BELMAR CAPITAL FUND LLC AS OF DECEMBER 31, 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONT'D

     start of business, March 17, 2000, to December 31, 2000, the advisory and administrative fee payable to BMR by the Fund, less the Fund's allocated share of the Portfolio's advisory fee, totaled $3,888,594.

     EVM and BMR will not receive separate compensation for serving as manager of Belmar Capital and manager of Belvedere Capital, respectively.

     As compensation for its services as placement agent, Belmar Capital pays EVD a monthly distribution fee at a rate of 1/120 of 1% (equivalent to 0.10% annually) of Belmar Capital's average daily net assets. For the period from the start of business, March 17, 2000, to December 31, 2000, Belmar Capital's distribution fees paid or accrued to EVD totaled $1,120,030.

     Payments to the Eaton Vance organization for investment advisory, management, administration and distribution services made by or in respect of the Fund on a direct or indirect basis are subject to a monthly fee cap at a rate of 1/20 of 1% (equivalent to 0.60% annually) of the average daily gross assets of Belmar Capital (as defined above). Payments subject to the monthly fee cap are the distribution fee, Belmar Capital's share of the advisory and management fees paid by the Portfolio and BRC and Belmar Capital's advisory and administrative fee. BMR has agreed to waive a portion of the monthly advisory and administrative fee otherwise payable by Belmar Capital as necessary to comply with the monthly fee cap. For the period from the start of business, March 17, 2000, to December 31, 2000, BMR has waived $1,120,030 of the advisory and administrative fee of Belmar Capital.

     Pursuant to a servicing agreement between Belvedere Capital and EVD, Belvedere Capital pays a servicing fee to EVD for providing certain services and information to shareholders. The servicing fee is paid on a quarterly basis at an annual rate of 0.15% of Belvedere Capital's average daily net assets and totaled $10,980,870 for the period from the Fund's start of business, March 17, 2000, to December 31, 2000, of which $1,731,685 was allocated to Belmar Capital. Pursuant to a servicing agreement between Belmar Capital and EVD, Belmar Capital pays a servicing fee to EVD on a quarterly basis at an annual rate of 0.25% of Belmar Capital's average daily net assets, less Belmar Capital's allocated share of the servicing fee payable by Belvedere Capital. For the period from the start of business, March 17, 2000, to December 31, 2000, the servicing fee paid directly by Belmar Capital totaled $1,140,348.

     Bel Apartments indirectly holds real property through four operating partnerships. Each operating partnership has entered into a management agreement with an affiliate of the Bel Apartments Minority Shareholder (Note 1B). The management agreements provide for a management fee and allow for reimbursement to the manager for all direct expenses incurred by the manager for managing the Bel Apartments Properties. For the period from inception, September 9, 2000, to December 31, 2000, Bel Apartments paid or accrued property management fees amounting to $447,300.

BELMAR CAPITAL FUND LLC AS OF DECEMBER 31, 2000

INDEPENDENT AUDITORS' REPORT
TO THE SHAREHOLDERS
OF BELMAR CAPITAL FUND LLC AND SUBSIDIARIES
---------------------------------------------

We have audited the accompanying consolidated statement of assets and liabilities, including the consolidated portfolio of investments, of Belmar Capital Fund LLC and Subsidiaries (collectively, the Fund), as of December 31, 2000, and the related consolidated statements of operations, changes in net assets and cash flows for the period from the start of business, March 17, 2000, to December 31, 2000. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2000 by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Fund as of December 31, 2000, the results of its consolidated operations, consolidated changes in net assets and consolidated cash flows for the period from the start of business, March 17, 2000, to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
PORTFOLIO OF INVESTMENTS

COMMON STOCKS -- 98.1%

SECURITY                                        SHARES           VALUE
--------------------------------------------------------------------------
Advertising and Marketing Services -- 3.4%
--------------------------------------------------------------------------
ACNielsen Corp.(1)                              66,001     $     2,392,536
Advo, Inc.(1)                                  670,000          29,731,250
Catalina Marketing Corp.(1)                     76,714           2,987,051
Harte-Hanks Communications, Inc.               135,487           3,209,348
Havas Advertising ADR(1)                     2,431,419          34,343,793
IMS Health, Inc.                               498,012          13,446,324
Interpublic Group Cos., Inc.                 3,641,817         155,004,836
Lamar Advertising Co.(1)                       857,818          33,106,456
Omnicom Group, Inc.                          3,174,478         263,084,864
TMP Worldwide, Inc.(1)                         119,580           6,576,900
TMP Worldwide, Inc.(1)(2)(3)                    34,846           1,916,128
True North Communications, Inc.                499,879          21,244,857
Valassis Communications, Inc.(1)               975,000          30,773,438
Ventiv Health, Inc.(1)                         160,833           2,020,465
WPP Group PLC                                  488,000           6,356,639
WPP Group PLC ADR                              155,310           9,755,409
--------------------------------------------------------------------------
                                                           $   615,950,294
--------------------------------------------------------------------------
Aerospace and Defense -- 0.8%
--------------------------------------------------------------------------
Boeing Company (The)                         1,634,544     $   107,879,904
Boeing Company (The)(2)(3)                     250,000          16,478,344
Honeywell International, Inc.                  284,652          13,467,598
Northrop Grumman Corp.                          67,538           5,605,654
Raytheon Co., Class B                          213,564           6,633,832
Teledyne Technologies, Inc.(1)                   6,117             144,514
--------------------------------------------------------------------------
                                                           $   150,209,846
--------------------------------------------------------------------------
Apparel and Textiles -- 0.0%
--------------------------------------------------------------------------
Shaw Industries, Inc.                          325,000     $     6,154,687
Unifi, Inc.(1)                                  51,208             457,671
--------------------------------------------------------------------------
                                                           $     6,612,358
--------------------------------------------------------------------------
Auto and Parts -- 0.2%
--------------------------------------------------------------------------
Aftermarket Technology Corp.(1)                 46,000     $       100,625
Borg-Warner Automotive, Inc.                   230,270           9,210,800
DaimlerChrysler                                 19,952             822,022
Dana Corp.                                      46,137             706,473
Delphi Automotive Systems                        6,128              68,940
Ford Motor Co.                                 240,055           5,626,289
General Motors Corp.                            13,596             692,546
Genuine Parts Co.                              147,059           3,851,108

SECURITY                                  SHARES           VALUE
-------------------------------------------------------------------------
Auto and Parts (continued)
--------------------------------------------------------------------------
Harley-Davidson, Inc.                           49,700     $     1,975,575
Honda Motor Co. Ltd. ADR                         5,000             369,375
SPX Corp.(1)                                    47,862           5,178,070
TRW, Inc.                                        2,000              77,500
Visteon Corp.                                   15,135             174,053
--------------------------------------------------------------------------
                                                           $    28,853,376
--------------------------------------------------------------------------
Banks - Money Center -- 0.4%
--------------------------------------------------------------------------
Bank of Montreal                               136,928     $     7,214,394
Chase Manhattan Corp.(1)                       459,027          20,857,039
Morgan (J.P.) & Co., Inc.                      218,780          36,208,090
Royal Bank of Scotland Group PLC                51,201           1,209,977
Royal Bank of Scotland
Group PLC (A.V.S.)(1)                           50,837              63,033
--------------------------------------------------------------------------
                                                           $    65,552,533
--------------------------------------------------------------------------

Banks - Regional -- 5.9%
--------------------------------------------------------------------------
AmSouth Bancorporation                         692,177     $    10,555,699
Associated Banc-Corp.                          624,922          18,982,006
Bank of America Corp.                        1,327,437          60,896,173
Bank of Granite Corp.                           22,500             523,125
Bank of New York Co., Inc. (The)               359,398          19,834,277
Bank One Corp.                               1,238,985          45,377,826
Bank United Corp.                              102,072           6,960,035
Banknorth Group, Inc.                           65,720           1,310,292
BB&T Corp.                                     695,376          25,946,217
City National Corp.                            130,000           5,045,625
Colonial Bancgroup, Inc. (The)                 396,090           4,257,967
Comerica, Inc.                                 155,041           9,205,559
Commerce Bancshares, Inc.                      142,938           6,074,846
Community First Bancshares, Inc.               418,000           7,889,750
Compass Bancshares, Inc.                       306,668           7,321,698
Fifth Third Bancorp                            447,549          26,741,053
First Citizens BancShares, Inc.                 65,900           5,321,425
First Financial Bancorp.                        51,393             873,681
First Midwest Bancorp, Inc.                    458,929          13,194,209
First Tennessee National Corp.                  33,488             969,059
First Union Corp.                            1,237,805          34,426,452
Firstar Corp.                                2,808,435          65,296,114
FleetBoston Financial Corp.                  2,808,399         105,490,487
Hibernia Corp., Class A                         63,017             803,467
Huntington Bancshares, Inc.                    400,000           6,475,000
Keycorp                                        500,764          14,021,392

                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
PORTFOLIO OF INVESTMENTS CONT'D

SECURITY                                        SHARES           VALUE
--------------------------------------------------------------------------
Banks - Regional (continued)
--------------------------------------------------------------------------
M&T Bank Corp.                                  20,000     $     1,360,000
Marshall and Ilsley Corp.                       50,410           2,562,340
Mellon Financial Corp.                         206,912          10,177,484
National City Corp.                            442,706          12,727,797
National Commerce Bancorporation             1,072,894          26,554,126
Northern Trust Corp.                         1,363,796         111,234,611
Old Kent Financial Corp.                        79,943           3,497,506
PNC Bank Corp.                                 145,615          10,638,996
Popular, Inc.                                      716              18,840
Regions Financial Corp.                      1,284,408          35,080,394
S&T Bancorp, Inc.                              100,000           2,162,500
SouthTrust Corp.                                76,101           3,096,359
Southwest Bancorporation of
Texas, Inc.(1)                                 215,601           9,257,368
Sovereign Bancorporation, Inc.                 442,584           3,595,995
State Street Corp.                              64,000           7,949,440
Summit Bancorp.                                176,081           6,724,093
SunTrust Banks, Inc.                           201,151          12,672,513
Synovus Financial                              945,437          25,467,709
U.S. Bancorp.                                  457,914          13,365,365
Union Planters Corp.                            87,070           3,112,752
Valley National Bancorp.                       305,241          10,168,341
Wachovia Corp.                                 132,559           7,704,992
Washington Mutual, Inc.                        138,506           7,349,475
Wells Fargo & Co.                            4,057,454         225,949,470
Westamerica Bancorporation                     266,506          11,459,758
Whitney Holding Corp.                          253,297           9,197,847
Zions Bancorporation                           137,571           8,589,589
--------------------------------------------------------------------------
                                                           $ 1,085,469,094
--------------------------------------------------------------------------
Beverages -- 2.6%
--------------------------------------------------------------------------
Anheuser-Busch Cos., Inc.                    2,128,699     $    96,855,804
Coca-Cola Company (The)                      2,078,457         126,655,974
Coca-Cola Enterprises, Inc.                    264,724           5,029,756
Panamerican Beverages, Inc., Class A            80,000           1,135,000
PepsiCo, Inc.                                5,023,110         248,957,889
--------------------------------------------------------------------------
                                                           $   478,634,423
--------------------------------------------------------------------------
Broadcasting and Cable -- 1.2%
--------------------------------------------------------------------------
AT&T Corp. - Liberty Media Group(1)          1,385,714     $    18,793,746
AT&T Corp. - Liberty Media Group,
Class B(1)                                      32,876             616,425
Cablevision Systems Corp. (1)(2)(3)            130,000          11,032,213

SECURITY                                  SHARES           VALUE
--------------------------------------------------------------------------
Broadcasting and Cable (continued)
--------------------------------------------------------------------------
Clear Channel Communications, Inc.(1)          467,378     $    22,638,622
Comcast Corp., Class A(1)                    1,736,177          72,485,390
Cox Communications, Inc., Class A(1)           608,036          28,311,676
Gaylord Entertainment Co.(1)                   428,482           8,944,562
General Motors Corp., Class H(1)             1,175,262          27,031,026
Infinity Broadcasting Corp.(1)                  34,500             963,844
Univision Communications, Inc.(1)              663,184          27,149,095
Westwood One, Inc.(1)                          122,400           2,363,850
--------------------------------------------------------------------------
                                                           $   220,330,449
--------------------------------------------------------------------------
Building Materials and Tools -- 0.6%
--------------------------------------------------------------------------
American Standard Companies, Inc.(1)           172,899     $     8,526,082
CRH PLC                                        262,701           4,888,340
Interface, Inc.                                422,412           3,669,704
Masco Corp.                                  2,278,653          58,532,899
Sherwin-Williams Co. (The)                      80,069           2,106,816
Snap-On, Inc.                                   71,795           2,001,286
Valspar Corp.                                  620,000          19,951,600
Vulcan Materials Co.                            49,689           2,378,861
--------------------------------------------------------------------------
                                                           $   102,055,588
--------------------------------------------------------------------------

Business Services - Miscellaneous -- 0.6%
--------------------------------------------------------------------------
ANC Rental Corp.(1)                            689,786     $     2,414,251
Century Business Services, Inc.(1)             400,000             450,000
Cintas Corp.                                 1,103,661          58,700,969
Concord EFS, Inc.(1)                           213,905           9,398,451
Fair, Isaac and Co., Inc.                      238,828          12,180,228
Gartner Group, Inc.(1)                           3,000              20,700
Gartner Group, Inc., Class B(1)                 92,416             585,917
Half (Robert) International, Inc.(1)             3,600              95,400
Manpower, Inc.                                 110,000           4,180,000
Navigant Consulting, Inc.(1)                   496,795           1,894,031
Navigant International, Inc.(1)                 59,630             484,494
ServiceMaster Co.                              695,430           7,997,445
Spherion Corp.(1)                               90,000           1,018,125
Staff Leasing, Inc.(1)                         156,250             468,750
Sylvan Learning Systems, Inc.(1)               815,396          12,078,053
United Rentals, Inc.(1)                        342,099           4,596,955
Viad Corp.                                      40,314             927,222
--------------------------------------------------------------------------
                                                           $   117,490,991
--------------------------------------------------------------------------
Chemicals -- 0.6%
--------------------------------------------------------------------------
Ashland, Inc.                                  106,674     $     3,828,530

                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
PORTFOLIO OF INVESTMENTS CONT'D

SECURITY                                        SHARES           VALUE
--------------------------------------------------------------------------
Chemicals (continued)
--------------------------------------------------------------------------
Bayer AG ADR                                    40,000     $     2,106,764
Dow Chemical Co. (The)                         150,501           5,512,099
DuPont (E.I.) de Nemours & Co.               1,054,446          50,942,922
Eastman Chemical Co.                               148               7,215
Monsanto Co.(1)                              1,810,000          48,983,125
Solutia, Inc.                                   99,629           1,195,548
Syngenta AG ADR (1)                             10,030             109,703
--------------------------------------------------------------------------
                                                           $   112,685,906
--------------------------------------------------------------------------
Communications Equipment -- 2.9%
--------------------------------------------------------------------------
3Com Corp.(1)                                  873,949     $     7,428,566
ADC Telecommunications, Inc.(1)                937,781          16,997,280
Advanced Fibre Communication, Inc.(1)           15,000             270,937
Alcatel S.A. ADR                                43,728           2,446,035
Avaya, Inc.(1)                                  48,028             495,289
Avaya, Inc.(1)(2)(3)                            25,000             257,774
CIENA Corp.(1)                                 702,026          57,039,612
Comverse Technology, Inc.(1)                   386,378          41,970,310
Corning, Inc.                                  930,112          49,121,540
JDS Uniphase Corp.(1)                          266,080          11,092,210
Lucent Technologies, Inc.                      496,773           6,706,435
Lucent Technologies, Inc.(2)(3)                300,000           4,049,613
Marconi PLC                                    674,246           7,248,958
Motorola, Inc.                               1,286,001          26,041,520
Nokia Corp., Class A, ADR                    3,891,143         169,264,720
Nortel Networks Corp.                        2,152,570          69,016,776
Qualcomm, Inc.(1)                              344,112          28,281,705
Salient 3 Communications, Inc., Class A         78,125             185,547
Telefonaktiebolaget LM Ericsson,
Class B ADR                                  1,816,000          20,316,500
Tellabs, Inc.(1)                               353,998          20,000,887
--------------------------------------------------------------------------
                                                           $   538,232,214
--------------------------------------------------------------------------
Communications Services -- 2.4%
--------------------------------------------------------------------------
Alltel Corp.                                 1,315,181     $    82,116,614
Alltel Corp.(2)(3)                              30,000           1,872,732
American Tower Corp., Class A(1)               145,509           5,511,153
AT&T Corp.                                   1,564,226          27,080,663
BCE, Inc.                                       80,269           2,322,784
BellSouth Corp.                                699,286          28,627,021
Broadwing, Inc.(1)                             764,587          17,442,141
Citizens Communications Co.(1)                  59,563             781,764
Global Crossing Ltd.(1)                        124,289           1,778,886

SECURITY                                       SHARES           VALUE
--------------------------------------------------------------------------
Communications Services (continued)
--------------------------------------------------------------------------
Intermedia Communications, Inc.(1)             403,275     $     2,898,539
ITC Deltacom, Inc.(1)                        1,118,041           6,026,912
McLeodUSA, Inc.(1)                           1,523,959          21,525,919
McLeodUSA, Inc.(1)(2)(3)                       150,000           2,116,102
McLeodUSA, Inc.(1)(2)(3)                       231,562           3,267,951
Nextel Communications, Inc., Class A(1)        221,782           5,489,104
NTL, Inc.(1)                                   400,391           9,584,351
PTEK Holdings, Inc.(1)                          28,000              40,250
Qwest Communications International(1)           81,903           3,358,023
RSL Communications Ltd.(1)                     747,161             127,017
SBC Communications, Inc.                     1,587,062          75,782,210
Sprint Corp.                                 1,315,630          26,723,734
Sprint Corp., PCS Group(1)                     815,754          16,671,972
Talk.com, Inc.(1)                              247,376             355,603
Telecom Corp. of New Zealand Ltd. ADR            8,000             133,500
Telephone & Data Systems, Inc.                 131,756          11,858,040
Verizon Communications, Inc.                   180,425           9,043,803
Vodafone Group PLC ADR                          40,745           1,459,180
Voicestream Wireless
Corporation(1)(2)(3)                           395,175          39,590,515
Winstar Communications, Inc.(1)                 17,136             200,277
WorldCom, Inc.(1)                            2,372,008          33,356,363
--------------------------------------------------------------------------
                                                           $   437,143,123
--------------------------------------------------------------------------

-------------------------------------------------------------------------
Computer Software -- 3.4%
--------------------------------------------------------------------------
Adobe Systems, Inc.                            231,936     $    13,495,776
BMC Software, Inc.(1)                           35,000             490,000
Cadence Design Systems, Inc.(1)                956,000          26,290,000
Cognos, Inc.(1)                                 77,000           1,448,562
Computer Associates International, Inc.         32,395             631,702
Compuware Corp.(1)                               2,800              17,500
CSG Systems International, Inc.(1)              41,116           1,929,882
Edwards (J.D.) & Co.(1)                        891,844          15,885,971
HNC Software, Inc.(1)                          477,794          14,184,509
I2 Technologies, Inc.(1)                       363,180          19,747,912
Intuit, Inc.(1)                              1,157,751          45,658,805
Microsoft Corp.(1)                           4,197,398         182,062,138
Oracle Corp.(1)                              3,674,035         106,776,642
Parametric Technology Corp.(1)                  94,600           1,271,187
PeopleSoft, Inc.(1)                            475,770          17,692,697
Retek, Inc.(1)                                 593,916          14,476,703
Safeguard Scientific, Inc.(1)                   26,579             176,086
Sapient Corp.(1)                             2,049,828          24,469,822
Siebel Systems, Inc.(1)                      1,728,628         116,898,468

                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
PORTFOLIO OF INVESTMENTS CONT'D

SECURITY                                       SHARES           VALUE
--------------------------------------------------------------------------
Computer Software (continued)
--------------------------------------------------------------------------
Synavant, Inc.(1)                               24,900     $       116,719
Veritas Software Corp.(1)                       88,142           7,712,440
Wind River Systems, Inc.(1)                    220,537           7,525,825
--------------------------------------------------------------------------
                                                           $   618,959,346
--------------------------------------------------------------------------
Computers and Business Equipment -- 4.7%
--------------------------------------------------------------------------
Cabletron Systems, Inc.(1)                      89,660     $     1,350,504
Cisco Systems, Inc.(1)                       5,542,579         212,003,647
Compaq Computer Corp.                           74,641           1,123,347
Dell Computer Corp.(1)                       3,518,058          61,346,136
EMC Corp.(1)                                   644,183          42,838,169
Gateway, Inc.(1)                             1,111,743          20,000,257
Hewlett-Packard Co.                          1,153,153          36,396,392
IDX Systems Corp.(1)                            60,000           1,500,000
International Business Machines Corp.          667,872          56,769,120
Jabil Circuit, Inc.(1)                          45,958           1,166,184
Jabil Circuit, Inc.(1)(2)(3)                 2,082,013          52,806,866
Lexmark International, Inc.(1)               5,036,940         223,199,404
Network Appliance, Inc.(1)                     488,000          31,323,500
Palm, Inc.(1)                                1,298,491          36,763,526
Pitney Bowes, Inc.                              67,682           2,241,966
Solectron Corp.(1)                           1,068,848          36,233,947
Solectron Corp.(1)(2)(3)                       500,000          16,942,231
Solectron Corp.(1)(2)(3)                       250,000           8,467,584
Sun Microsystems, Inc.(1)                      503,430          14,033,111
Sun Microsystems, Inc.(1)(2)(3)                 47,490           1,323,253
Xerox Corp.                                     40,742             188,432
Zebra Technologies Corp.(1)                      6,000             244,781
--------------------------------------------------------------------------
                                                           $   858,262,357
--------------------------------------------------------------------------
Conglomerates -- 2.3%
--------------------------------------------------------------------------
General Electric Co.                         5,253,671     $   251,847,854
Tyco International Ltd.                      1,186,995          65,878,222
United Technologies Corp.                    1,391,354         109,395,208
Vivendi Universal ADR                            8,000             522,500
--------------------------------------------------------------------------
                                                           $   427,643,784
--------------------------------------------------------------------------
Consumer Services -- 0.1%
--------------------------------------------------------------------------
Block (H&R), Inc.                              366,177     $    15,150,573
Cendant Corp.(1)                               187,999           1,809,490
Service Corp. International(1)                 145,389             254,431

SECURITY                                  SHARES           VALUE
--------------------------------------------------------------------------
Consumer Services (continued)
--------------------------------------------------------------------------
Stewart Enterprises, Inc.                      114,000     $       217,318
--------------------------------------------------------------------------
                                                           $    17,431,812
--------------------------------------------------------------------------
Containers and Packaging -- 0.1%
--------------------------------------------------------------------------
Bemis Co., Inc.                                 91,000     $     3,054,187
Sealed Air Corp.(1)                            474,914          14,484,877
Sonoco Products Co.                            122,135           2,641,169
--------------------------------------------------------------------------
                                                           $    20,180,233
--------------------------------------------------------------------------
Distribution Services -- 1.4%
--------------------------------------------------------------------------
Airgas, Inc.(1)                                536,219     $     3,652,992
Arrow Electronics, Inc.(1)                       8,750             250,469
Cardinal Health, Inc.                          967,387          96,375,930
Cardinal Health, Inc.(2)(3)                     24,100           2,397,811
McKesson HBOC, Inc.                            166,692           5,982,576
MSC Industrial Direct Co.(1)                     5,000              90,312
School Specialty, Inc.(1)                       66,255           1,329,241
Sysco Corp.                                  4,743,436         142,303,080
Sysco Corp.(2)(3)                               99,028           2,969,478
Sysco Corp.(2)(3)                               44,744           1,340,558
--------------------------------------------------------------------------
                                                           $   256,692,447
--------------------------------------------------------------------------

--------------------------------------------------------------------------
Drugs and Drug Development -- 10.1%
--------------------------------------------------------------------------
Abbott Laboratories                          3,463,086     $   167,743,228
Allergan, Inc.                                  34,340           3,324,541
Alza Corp.(1)                                   49,044           2,084,370
American Home Products Corp.                   963,139          61,207,483
Amgen, Inc.(1)                               2,351,938         150,377,036
Andrx Group(1)                                  93,750           5,425,781
Andrx Group(1)(2)(3)                           300,000          17,337,541
AstraZeneca PLC ADR                             80,720           4,157,080
Bristol-Myers Squibb Co.                     2,289,343         169,268,298
Covance, Inc.(1)                                81,250             873,437
Elan Corp., PLC ADR(1)                         539,036          25,233,623
Forest Laboratories, Inc.(1)                    10,000           1,328,750
Genzyme Corp.(1)                               800,000          71,950,000
Gilead Sciences, Inc.(1)                         9,532             790,560
GlaxoSmithKline PLC ADR(1)                     648,382          36,309,393
Incyte Genomics, Inc.(1)                     1,151,474          28,642,916
King Pharmaceuticals, Inc.(1)(2)(3)          1,563,838          80,714,682
Lilly (Eli) & Co.                            1,237,852         115,197,602
Lilly (Eli) & Co.(2)(3)                         38,250           3,554,524
Merck & Co., Inc.                            1,557,519         145,822,716

                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
PORTFOLIO OF INVESTMENTS CONT'D

SECURITY                                       SHARES           VALUE
--------------------------------------------------------------------------
Drugs and Drug Development (continued)
--------------------------------------------------------------------------
Mylan Laboratories                             450,000     $    11,334,375
Novo Nordisk ADR                               116,911          10,346,623
Parexel International Corp.(1)                  35,000             378,437
Pfizer, Inc.                                 6,788,726         312,281,396
Pharmacia Corp.                              2,510,843         153,161,423
Quintiles Transnational Corp.(1)               417,372           8,738,726
Schering-Plough Corp.                        1,368,641          77,670,377
Sepracor, Inc.(1)                              884,000          70,830,500
Teva Pharmaceutical Industries Ltd.            300,000          21,975,000
Vertex Pharmaceuticals, Inc.(1)                 83,000           5,934,500
Watson Pharmaceuticals, Inc.(1)              1,781,781          91,204,915
--------------------------------------------------------------------------
                                                           $ 1,855,199,833
--------------------------------------------------------------------------
Electric Power -- 0.8%
--------------------------------------------------------------------------
AES Corp.(1)                                 1,378,084     $    76,311,401
Ameren Corp.                                     5,000             231,562
American Electric Power, Inc.                      960              44,640
Dominion Resources, Inc.                        28,938           1,938,846
Duke Energy Corp.                                4,117             350,974
Exelon Corp.                                   787,500          55,290,375
P G & E Corp.                                   47,705             954,100
Southern Energy, Inc.(1)                        14,500             410,531
Teco Energy, Inc.                               40,000           1,295,000
TXU Corp.                                      250,196          11,086,810
Wisconsin Energy Corp.                           9,576             216,059
--------------------------------------------------------------------------
                                                           $   148,130,298
--------------------------------------------------------------------------
Electrical Equipment -- 0.3%
--------------------------------------------------------------------------
American Power Conversion Corp.(1)             436,671     $     5,403,804
Baldor Electric Co.                            149,060           3,148,893
Emerson Electric Co.                           400,903          31,596,168
Molex, Inc., Class A                           112,582           2,863,805
Rockwell International Corp.                   203,032           9,669,399
Thomas and Betts Corp.                         132,863           2,150,720
--------------------------------------------------------------------------
                                                           $    54,832,789
--------------------------------------------------------------------------
Electronics - Instruments -- 0.5%
--------------------------------------------------------------------------
Agilent Technologies, Inc.(1)                  216,897     $    11,875,111
Applera Corporation - Applied
Biosystems Group(1)                             47,100           1,692,656
Dionex Corp.(1)                                362,140          12,493,830
Invitrogen Corp.(1)                             37,645           3,251,587
National Instruments Corp.(1)                  466,603          22,659,408

SECURITY                                       SHARES           VALUE
--------------------------------------------------------------------------
Electronics - Instruments (continued)
--------------------------------------------------------------------------
PerkinElmer, Inc.                              110,263     $    11,577,615
Waters Corp.(1)                                198,320          16,559,720
X-Rite, Inc.                                   428,000           3,343,750
--------------------------------------------------------------------------
                                                           $    83,453,677
--------------------------------------------------------------------------

--------------------------------------------------------------------------
Electronics - Semiconductors and Related -- 3.7%
--------------------------------------------------------------------------
Altera Corp.(1)                                 80,516     $     2,118,577
Analog Devices, Inc.(1)                      3,043,828         155,805,946
Applied Materials, Inc.(1)                      80,212           3,063,096
Broadcom Corp., Class A(1)                     234,000          19,656,000
Conexant Systems(1)                            317,574           4,882,700
Cypress Semiconductor Corporation(1)           187,500           3,691,406
Cypress
Semiconductor Corporation(1)(2)(3)              19,307             379,774
Flextronics International Ltd.(1)              108,564           3,094,074
Intel Corp.                                  5,698,406         171,308,330
Intel Corp.(2)(3)                              119,093           3,575,119
Intel Corp.(2)(3)                              350,000          10,506,750
KLA-Tencor Corp.(1)                            101,498           3,419,214
Lam Research Corp.(1)                          293,051           4,249,240
Linear Technologies Corp.                      267,760          12,383,900
Maxim Integrated Products Co.(1)               274,351          13,117,407
National Semiconductor Corp.(1)                 79,368           1,597,281
Plexus Corp.(1)                                132,189           4,017,303
Sanmina Corp.(1)                               727,021          55,707,984
SpeedFam-IPEC, Inc.(1)                         221,000           1,339,813
Teradyne, Inc.(1)                              325,400          12,121,150
Texas Instruments, Inc.                      4,051,267         191,928,774
Ultratech Stepper, Inc.(1)                     245,129           6,342,713
Xilinx, Inc.(1)                                 68,518           3,160,393
--------------------------------------------------------------------------
                                                           $   687,466,944
--------------------------------------------------------------------------
Engineering and Construction -- 0.1%
--------------------------------------------------------------------------
Dycom Industries(1)                            170,511     $     6,127,739
Jacobs Engineering Group, Inc.(1)              168,555           7,785,134
--------------------------------------------------------------------------
                                                           $    13,912,873
--------------------------------------------------------------------------
Entertainment -- 1.2%
--------------------------------------------------------------------------
Callaway Golf Co.                               35,715     $       665,192
Disney (Walt) Co.                            1,031,468          29,848,105
Mattel, Inc.                                    22,091             318,994
MGM Grand, Inc.                                269,445           7,594,981
Time Warner, Inc.                            1,410,539          73,686,557


                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
PORTFOLIO OF INVESTMENTS CONT'D

SECURITY                                       SHARES           VALUE
--------------------------------------------------------------------------
Entertainment (continued)
--------------------------------------------------------------------------
Viacom, Inc., Class A(1)                        21,774     $     1,023,378
Viacom, Inc., Class B(1)                     2,241,664         104,797,792
--------------------------------------------------------------------------
                                                           $   217,934,999
--------------------------------------------------------------------------
Environmental Services -- 0.3%
--------------------------------------------------------------------------
Allied Waste Industries, Inc.(1)             1,075,000     $    15,654,687
Waste Management, Inc.                       1,402,239          38,912,132
--------------------------------------------------------------------------
                                                           $    54,566,819
--------------------------------------------------------------------------
Financial Services - Miscellaneous -- 4.4%
--------------------------------------------------------------------------
American Express Co.                         1,991,447     $   109,405,120
Capital One Financial Corp.                    560,175          36,866,517
Citigroup                                    4,050,760         206,841,933
Enhance Financial Service Group, Inc.           70,000           1,080,625
Fannie Mae                                   1,862,776         161,595,818
Finova Group, Inc.                             175,587             164,613
FirstPlus Financial Group, Inc.(1)             120,000              10,800
Freddie Mac                                  1,368,400          94,248,550
GreenPoint Financial Corp.                     100,000           4,093,750
GreenPoint Financial Corp.(2)(3)               300,000          12,263,596
Household International, Inc.                1,441,724          79,294,820
ING Groep NV ADR                               105,285           8,435,961
MGIC Investment Corp.                           80,000           5,395,000
Providian Financial Corp.                      806,498          46,373,635
USA Education, Inc.                            600,000          40,800,000
--------------------------------------------------------------------------
                                                           $   806,870,738
--------------------------------------------------------------------------
Foods -- 1.5%
--------------------------------------------------------------------------
Archer-Daniels-Midland Co.                     405,243     $     6,078,645
Campbell Soup Co.                               12,242             423,879
Conagra, Inc.                                  707,429          18,393,154
Dean Foods Co.                                 150,944           4,632,094
Flowers Industries, Inc.                       965,916          15,213,177
General Mills, Inc.                            123,254           5,492,506
Heinz (H.J.) Co.                               181,374           8,603,929
Hershey Foods Corp.                            714,492          45,995,423
Keebler Food Products Co.                      121,798           5,047,005
Keebler Food Products Co.(2)(3)                 28,300           1,172,144
Kellogg Co.                                    102,235           2,683,669
McCormick & Co., Inc.                          458,058          16,518,717
Quaker Oats Co. (The)                          110,087          10,719,722
Ralston Purina Group                           277,878           7,259,563
Riviana Foods, Inc.                            250,000           4,906,250

SECURITY                                       SHARES           VALUE
--------------------------------------------------------------------------
Foods (continued)
--------------------------------------------------------------------------
Sara Lee Corp.                                 837,776     $    20,577,873
Smithfield Foods, Inc.(1)                    1,025,907          31,187,573
Smithfield Foods, Inc.(1)(2)(3)                892,858          27,137,067
Suiza Foods Corp.(1)                            40,152           1,927,296
Tyson Food, Inc.                               163,901           2,089,738
Unilever ADR                                   400,000          25,175,000
Wrigley (Wm.) Jr. Co.                          171,469          16,428,874
--------------------------------------------------------------------------
                                                           $   277,663,298
--------------------------------------------------------------------------
Furniture and Appliances -- 0.3%
--------------------------------------------------------------------------
HON Industries, Inc.                         1,270,418     $    32,395,659
Leggett & Platt, Inc.                          713,393          13,509,880
Maytag Corp.                                    27,073             874,796
Miller (Herman), Inc.                          540,103          15,527,961
Steelcase, Inc., Class A                       123,000           1,706,625
--------------------------------------------------------------------------
                                                           $    64,014,921
--------------------------------------------------------------------------

-------------------------------------------------------------------------
Health Services -- 0.3%
--------------------------------------------------------------------------
Beverly Enterprises, Inc.(1)                   357,143     $     2,924,108
Caremark Rx, Inc.(1)                            17,696             240,002
Cybear Group(1)                                 13,959               5,235
FPA Medical Management, Inc.(1)(2)             315,000               3,150
HCA - The Healthcare Company                    53,310           2,346,173
Health Management Associates, Inc.,
Class A(1)                                   1,311,170          27,206,778
HealthSouth Corp.(1)                           122,699           2,001,527
LabOne, Inc.(1)                                 53,940             310,155
Orthodontic Centers of America, Inc.(1)        100,000           3,125,000
Pacificare Health Systems, Inc.,
Class A(1)                                      19,500             292,500
PhyCor, Inc.(1)                                312,500              10,000
Quest Diagnostics, Inc.(1)                      15,625           2,218,750
Quorum Health Group, Inc.(1)                     6,893             108,565
Renal Care Group, Inc.(1)                      371,007          10,173,717
Response Oncology, Inc.(1)                      44,761              11,190
Sunrise Assisted Living, Inc.(1)               354,000           8,850,000
UnitedHealth Group, Inc.                        52,106           3,198,006
--------------------------------------------------------------------------
                                                           $    63,024,856
--------------------------------------------------------------------------
Household Products -- 2.7%
--------------------------------------------------------------------------
Avon Products, Inc.                            134,700     $     6,448,763
Blyth Industries, Inc.(1)                    1,085,671          26,191,813
Blyth Industries, Inc.(1)(2)(3)                167,616           4,040,198

                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
PORTFOLIO OF INVESTMENTS CONT'D

SECURITY                                      SHARES           VALUE
--------------------------------------------------------------------------
Household Products (continued)
--------------------------------------------------------------------------
Clorox Co.                                     421,344     $    14,957,712
Colgate-Palmolive Co.                          546,478          35,275,155
Energizer Holdings, Inc.(1)                     92,626           1,979,881
Fortune Brands, Inc.                            69,838           2,095,140
Gillette Co.                                 4,208,557         152,034,122
Helen of Troy Ltd.(1)                           20,000              97,500
Kimberly-Clark Corp.                         1,549,593         109,540,729
Lauder (Estee) Companies, Inc.               2,092,312          91,669,420
Newell Rubbermaid, Inc.                        423,137           9,626,367
Procter & Gamble Co.                           578,277          45,358,602
Water Pik Technologies, Inc.(1)                  2,141              14,987
--------------------------------------------------------------------------
                                                           $   499,330,389
--------------------------------------------------------------------------
Industrial Equipment -- 0.4%
--------------------------------------------------------------------------
Dover Corp.                                    419,712     $    17,024,568
Federal Signal Corp.                           283,471           5,563,118
Illinois Tool Works, Inc.                      386,412          23,015,665
Johnson Controls                                46,758           2,431,416
Nordson Corp.                                  163,978           4,181,439
Parker-Hannifin Corp.                          157,066           6,930,537
PPG Industries, Inc.                            13,680             633,555
Regal-Beloit Corp.                             265,000           4,520,900
Tecumseh Products Co., Class A                 156,420           6,559,864
Teleflex, Inc.                                  47,559           2,101,513
Wabtec                                         250,000           2,937,500
--------------------------------------------------------------------------
                                                           $    75,900,075
--------------------------------------------------------------------------
Information Services -- 4.9%
--------------------------------------------------------------------------
Acxiom Corp.(1)                                929,019     $    36,173,677
Affiliated Computer Services, Inc.(1)           20,000           1,213,750
Affiliated Computer Services,
Inc.(1)(2)(3)                                   80,327           4,867,837
America Online, Inc.(1)                        166,177           5,782,960
At Home Corp., Series A(1)                     240,582           1,330,731
At Home Corp., Series A(1)(2)(3)               171,895             950,572
Automatic Data Processing, Inc.              5,597,020         354,361,329
Bell and Howell Co.(1)                         115,000           1,897,500
BISYS Group, Inc. (The)(1)                     107,746           5,616,260
Ceridian Corp.(1)                              181,000           3,608,688
Check Point Software Technology Ltd.(1)        104,000          13,890,500
Circle.com(1)                                  120,625              67,852
Computer Sciences Corp.(1)                   2,955,400         177,693,425
DST Systems, Inc.(1)                           389,034          26,065,278
Electronic Data Systems Corp.                  157,612           9,102,093

SECURITY                                      SHARES           VALUE
--------------------------------------------------------------------------
Information Services (continued)
--------------------------------------------------------------------------
Equifax, Inc.                                   80,000     $     2,295,000
First Data Corp.                             2,827,384         148,967,795
Investors Financial Services Corp.              51,000           4,386,000
Keane, Inc.(1)                                 200,000           1,950,000
Lason, Inc.(1)                                 355,000              95,850
NOVA Corp.(1)                                  104,965           2,092,740
Paychex, Inc.                                  365,232          17,759,406
Perot Systems Corp., Class A(1)                245,326           2,253,933
Reuters Holdings PLC ADR                       270,131          26,607,904
Reynolds & Reynolds, Inc., Class A             451,043           9,133,621
RSA Security, Inc.(1)                           40,000           2,115,000
SunGard Data Systems, Inc.(1)                  988,797          46,597,059
--------------------------------------------------------------------------
                                                           $   906,876,760
--------------------------------------------------------------------------

--------------------------------------------------------------------------
Insurance -- 7.0%
--------------------------------------------------------------------------
21st Century Insurance Group                    70,700     $     1,007,475
Aegon, NV ADR                                2,680,037         111,054,033
Aetna, Inc.(1)                                     368              15,111
Aflac Corp.                                    135,749           9,799,381
Allmerica Financial Corp.                        1,500             108,750
Allstate Corp. (The)                            40,426           1,761,058
American General Corp.                         101,421           8,265,811
American International Group, Inc.           5,194,621         511,994,832
American International Group, Inc.(2)(3)       375,000          36,948,001
AON Corp.                                      607,321          20,800,744
Berkshire Hathaway, Inc.(1)                        448          31,808,000
Berkshire Hathaway, Inc., Class B(1)            39,077          91,987,258
Chubb Corp.                                    104,451           9,035,012
Commerce Group, Inc.                           120,000           3,261,600
Delphi Financial Group, Inc.(1)                  6,448             248,248
Gallagher (A.J.) and Co.                       261,250          16,622,031
Hartford Financial Services Group                3,512             248,035
Jefferson-Pilot Corp.                           80,726           6,034,269
Kansas City Life Insurance Co.                  70,800           2,504,550
Lincoln National Corp.                          26,903           1,272,848
Marsh & McLennan Cos., Inc.                  2,682,868         313,895,556
Mercury General Corp.                            2,000              87,750
MetLife, Inc.                                1,885,000          65,975,000
Mutual Risk Management Ltd.                    240,000           3,645,000
Progressive Corp.                              186,136          19,288,343
Protective Life Corp.                           43,381           1,399,037
Safeco Corp.                                    23,248             764,278
St. Paul Cos., Inc. (The)                      305,436          16,588,993

                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
PORTFOLIO OF INVESTMENTS CONT'D

SECURITY                                       SHARES           VALUE
--------------------------------------------------------------------------
Insurance (continued)
--------------------------------------------------------------------------
Torchmark Corp.                                222,850     $     8,565,797
UICI(1)                                        160,854             955,071
--------------------------------------------------------------------------
                                                           $ 1,295,941,872
--------------------------------------------------------------------------
Investment Services -- 3.4%
--------------------------------------------------------------------------
Dain Rauscher Corporation                       13,749     $     1,301,858
E*Trade Group, Inc.(1)                         771,248           5,687,954
Federated Investors, Inc.                      878,947          25,599,331
Federated Investors, Inc.,
Class B(2)(3)                                  378,000          11,005,397
Federated Investors, Inc.,
Class B(2)(3)                                  378,000          11,004,204
Franklin Resources, Inc.                     1,746,081          66,525,686
Goldman Sachs Group, Inc.                        9,627           1,029,487
Knight Trading Group, Inc.(1)                  475,000           6,620,313
Legg Mason, Inc.                                17,641             961,435
Merrill Lynch & Co., Inc.(2)(3)                150,000          10,213,422
Merrill Lynch & Co., Inc.                    2,822,531         192,461,333
Morgan Stanley Dean Witter & Co.             3,038,338         240,788,287
Nuveen (John) Co., Class A (The)                50,000           2,875,000
Price (T. Rowe) Associates, Inc.               139,176           5,882,357
Schwab (Charles) Corp.                       1,105,111          31,357,525
Stilwell Financial, Inc.                        95,458           3,764,625
Waddell & Reed Financial, Inc., Class A         19,020             715,628
Waddell & Reed Financial, Inc., Class B         81,862           3,069,825
--------------------------------------------------------------------------
                                                           $   620,863,667
--------------------------------------------------------------------------
Lodging and Gaming -- 0.1%
--------------------------------------------------------------------------
Marriott International, Inc., Class A          157,628     $     6,659,783
Royal Caribbean Cruises Ltd.                   500,000          13,225,000
Wyndham International, Class A(1)              132,212             231,371
--------------------------------------------------------------------------
                                                           $    20,116,154
--------------------------------------------------------------------------
Medical Products -- 4.1%
--------------------------------------------------------------------------
Bausch & Lomb, Inc.                            145,054     $     5,865,621
Baxter International, Inc.                   1,508,565         133,225,147
Becton, Dickinson and Co.                       36,245           1,254,983
Biomet, Inc.                                   129,346           5,133,419
Biomet, Inc.(2)(3)                              87,596           3,473,405
Boston Scientific Corp.(1)                     541,644           7,413,752
Dentsply International, Inc.                    47,401           1,854,564
Edwards Lifesciences Corp.(1)                  295,714           5,248,924
ESC Medical Systems Ltd.(1)                    170,000           2,050,625
Genzyme Corporation - Genzyme Biosurgery
Division (1)                                    86,784             753,936

SECURITY                                        SHARES           VALUE
--------------------------------------------------------------------------
Medical Products (continued)
--------------------------------------------------------------------------
Guidant Corp.(1)                               453,816     $    24,477,701
Heartport, Inc.(1)                              41,026              64,103
Hillenbrand Industries, Inc.                   647,898          33,366,747
Johnson & Johnson Co.                        2,478,558         260,403,500
Medtronic, Inc.                              3,548,358         214,232,114
MiniMed, Inc.(1)                               407,100          17,110,942
Schein (Henry), Corp.(1)                     1,125,194          38,959,842
Steris Corp.(1)                                 78,394           1,264,103
VISX, Inc.(1)                                   50,000             521,875
--------------------------------------------------------------------------
                                                           $   756,675,303
--------------------------------------------------------------------------
Metals - Industrial -- 0.4%
--------------------------------------------------------------------------
Alcoa, Inc.                                  1,896,000     $    63,516,000
Allegheny Technologies, Inc.                    21,408             339,852
Nucor Corp.                                    221,462           8,789,273
Phelps Dodge Corp.                               7,332             409,217
Steel Dynamics, Inc.(1)                        311,800           3,429,800
Worthington Industries                         147,466           1,188,945
--------------------------------------------------------------------------
                                                           $    77,673,087
--------------------------------------------------------------------------

Natural Gas Distribution -- 0.8%
--------------------------------------------------------------------------
Coastal Corp. (The)                            200,000     $    17,662,500
Dynegy, Inc.                                   430,200          24,118,088
Dynegy, Inc.(2)(3)                              63,525           3,556,271
Kinder Morgan, Inc.(2)(3)                      500,000          26,059,502
Kinder Morgan, Inc.                          1,275,912          66,586,658
National Fuel Gas Co.                            2,000             125,875
Williams Cos., Inc. (The)                      100,000           3,993,750
--------------------------------------------------------------------------
                                                           $   142,102,644
--------------------------------------------------------------------------
Oil and Gas - Equipment and Services -- 2.2%
--------------------------------------------------------------------------
Baker Hughes, Inc.                             746,804     $    31,039,041
Core Laboratories NV(1)                        205,000           5,599,063
Grant Prideco, Inc.(1)                         163,681           3,590,752
Halliburton Co.                              3,257,050         118,068,063
Nabors Industries, Inc.(1)                     400,000          23,660,000
Nabors Industries, Inc.(1)(2)(3)               150,000           8,869,395
National-Oilwell, Inc.(1)                      641,199          24,806,386
National-Oilwell, Inc.(1)(2)(3)                 45,730           1,766,857
Newpark Resources, Inc.(1)                     110,000           1,051,875
Noble Drilling, Inc.(1)                        170,000           7,384,375
Patterson Energy, Inc.(1)                      200,000           7,450,000
Schlumberger Ltd.                            1,703,413         136,166,577

                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
PORTFOLIO OF INVESTMENTS CONT'D

SECURITY                                         SHARES           VALUE
--------------------------------------------------------------------------
Oil and Gas - Equipment and Services (continued)
--------------------------------------------------------------------------
Smith International, Inc.(1)                    70,000     $     5,219,375
Syntroleum Corp.(1)                              2,735              46,495
Transocean Sedco Forex, Inc.                   237,966          10,946,436
Valero Energy Corp.                             51,510           1,915,528
Weatherford International(1)                   163,681           7,733,927
--------------------------------------------------------------------------
                                                           $   395,314,145
--------------------------------------------------------------------------
Oil and Gas - Exploration and Production -- 1.5%
--------------------------------------------------------------------------
Anadarko Petroleum Corp.                     2,591,906     $   184,232,678
Apache Corp.                                   204,874          14,353,985
Burlington Resources, Inc.                     428,629          21,645,765
Devon Energy Corp.                             224,853          13,709,287
El Paso Energy Corp.                           478,836          34,296,629
Kerr - McGee Corp.                             136,199           9,116,821
Newfield Exploration Co.(1)                     60,000           2,846,250
USX-Marathon Group                              50,000           1,387,500
--------------------------------------------------------------------------
                                                           $   281,588,915
--------------------------------------------------------------------------
Oil and Gas - Integrated -- 1.2%
--------------------------------------------------------------------------
BP Amoco PLC ADR                             1,214,307     $    58,134,948
Chevron Corp.                                   93,585           7,902,083
Exxon Mobil Corp.                            1,379,486         119,929,064
Murphy Oil Corp.                                29,700           1,794,994
Pennzoil-Quaker State Co.                       74,457             958,634
Phillips Petroleum Co.                          18,407           1,046,898
Royal Dutch Petroleum Co.                       56,537           3,424,022
Texaco, Inc.                                     2,500             155,313
Tosco Corp.                                    614,619          20,858,632
--------------------------------------------------------------------------
                                                           $   214,204,588
--------------------------------------------------------------------------
Paper and Forest Products -- 0.3%
--------------------------------------------------------------------------
Caraustar Industries, Inc.                     264,862     $     2,483,081
Georgia-Pacific Corp. - G-P Group              655,759          20,410,499
Georgia-Pacific Corp. - Timber Group           305,098           9,133,871
International Paper Co.                        161,321           6,583,913
Louisiana Pacific Corp.                         70,750             716,344
Mead Corporation (The)                          38,768           1,216,346
Temple Inland, Inc.                             12,632             677,391
Westvaco Corp.                                  47,000           1,371,813
Weyerhaeuser Co.                               119,608           6,070,106
Willamette Industries, Inc.                    156,412           7,341,588
--------------------------------------------------------------------------
                                                           $    56,004,952
--------------------------------------------------------------------------
SECURITY                                       SHARES           VALUE
--------------------------------------------------------------------------
Photography -- 0.0%
--------------------------------------------------------------------------
Eastman Kodak Co.                              143,906     $     5,666,299
--------------------------------------------------------------------------
                                                           $     5,666,299
--------------------------------------------------------------------------
Printing and Business Products -- 0.5%
--------------------------------------------------------------------------
Avery Dennison Corp.                         1,501,504     $    82,395,032
Banta Corp.                                     42,341           1,076,308
Bowne & Co., Inc.                              172,640           1,823,510
Consolidated Graphics, Inc.(1)                  70,215             838,192
Day Runner, Inc.(1)                              1,600                 500
Deluxe Corp.                                    80,675           2,038,657
Donnelley (R.R.) & Sons Co.                     85,277           2,302,479
Harland (John H.) Co.                           51,540             728,003
Ikon Office Solutions, Inc.                    122,526             306,315
Workflow Management, Inc.(1)                    79,507             546,611
--------------------------------------------------------------------------
                                                           $    92,055,607
--------------------------------------------------------------------------

--------------------------------------------------------------------------
Publishing -- 1.6%
--------------------------------------------------------------------------
Belo (A.H.) Corp.                              542,924     $     8,686,784
Dow Jones & Co., Inc.                          376,300          21,307,988
Gannett Co., Inc.                              600,300          37,856,419
Houghton Mifflin Co.                            97,400           4,516,925
MacClatchy Co. (The), Class A                   48,066           2,048,813
McGraw-Hill Companies, Inc. (The)            3,155,455         184,988,549
Meredith Corp.                                 190,000           6,115,625
New York Times Co. (The), Class A              315,755          12,649,935
Tribune Co.                                    226,200           9,556,950
Washington Post Co. (The), Class B               3,600           2,220,750
--------------------------------------------------------------------------
                                                           $   289,948,738
--------------------------------------------------------------------------
Real Estate -- 0.2%
--------------------------------------------------------------------------
Avalonbay Communities, Inc.                     55,000     $     2,756,875
Catellus Development Corp.(1)                  415,722           7,275,135
Equity Office Properties Trust                   2,812              91,742
Jones Lang Lasalle, Inc.(1)                    213,193           2,958,053
Rouse Co. (The)                                127,700           3,256,350
Trammell Crow Co.(1)                           876,098          11,827,323
Ventas, Inc.                                    25,600             144,000
--------------------------------------------------------------------------
                                                           $    28,309,478
--------------------------------------------------------------------------
Restaurants -- 1.1%
--------------------------------------------------------------------------
Boston Chicken, Inc.(1)(2)                      38,500     $           385
Brinker International, Inc.(1)                 388,158          16,399,676

                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000

PORTFOLIO OF INVESTMENTS CONT'D
--------------------------------------------------------------------------
SECURITY                                        SHARES           VALUE
--------------------------------------------------------------------------
Restaurants (continued)
--------------------------------------------------------------------------
CBRL Group, Inc.                                62,047     $     1,128,480
CKE Restaurants, Inc.                            5,522              15,186
Evans (Bob) Farms, Inc.                         48,193           1,027,113
Jack in the Box, Inc.(1)                       500,000          14,718,750
Lone Star Steakhouse and Saloon, Inc.          345,981           3,330,067
McDonald's Corp.                             2,075,892          70,580,328
Outback Steakhouse, Inc.(1)                    685,923          17,748,258
Outback Steakhouse, Inc.(1)(2)(3)              600,000          15,517,884
Outback Steakhouse, Inc.(1)(2)(3)              500,000          12,918,902
Papa John's International, Inc.(1)             197,246           4,388,724
Sonic Corp.(1)                                  71,007           1,655,351
Starbucks Corp.(1)                             684,000          30,267,000
Tricon Global Restaurants, Inc.(1)             219,321           7,237,593
--------------------------------------------------------------------------
                                                           $   196,933,697
--------------------------------------------------------------------------
Retail - Food and Drug -- 2.1%
--------------------------------------------------------------------------
Albertson's, Inc.                              868,341     $    23,011,036
CVS Corp.                                    1,958,878         117,410,250
Delhaize America, Inc.                          33,442             591,505
Kroger Co. (The)(1)                             60,140           1,627,539
Safeway, Inc.(1)                             3,479,293         217,455,813
Walgreen Co.                                   518,466          21,678,360
Winn-Dixie Stores, Inc.                        519,957          10,074,167
--------------------------------------------------------------------------
                                                           $   391,848,670
--------------------------------------------------------------------------
Retail - General -- 1.5%
--------------------------------------------------------------------------
99 Cents Only Stores(1)                        571,116     $    15,634,300
Casey's General Stores, Inc.                    91,201           1,362,315
Costco Wholesale Corporation(1)                 20,435             816,123
Costco Wholesale Corporation(1)(2)(3)           56,823           2,266,106
Department 56, Inc.(1)                         255,162           2,934,363
Dollar General Corp.                           249,983           4,718,429
Dollar Tree Stores, Inc.(1)                  1,518,256          37,197,272
Family Dollar Stores                         2,618,411          56,132,186
May Department Stores Co. (The)                436,040          14,280,310
Nordstrom, Inc.                                 65,692           1,194,773
Penney (J.C.) Company, Inc.                    907,984           9,874,326
Sears Roebuck & Co.                             15,750             547,313
Target Corporation                           2,200,000          70,950,000
Wal-Mart Stores, Inc.                        1,175,988          62,474,363
--------------------------------------------------------------------------
                                                           $   280,382,179
--------------------------------------------------------------------------
SECURITY                                       SHARES           VALUE
--------------------------------------------------------------------------
Retail - Specialty and Apparel -- 2.5%
--------------------------------------------------------------------------
Abercrombie & Fitch Co., Class A(1)              5,604     $       112,080
AutoNation, Inc.(1)                          5,359,593          32,157,558
Burlington Coat Factory Warehouse Corp.        628,228          11,897,068
Circuit City Stores-Circuit City Group         216,000           2,484,000
Gap, Inc. (The)                                521,688          13,303,044
Harcourt General, Inc.                         216,416          12,378,995
Home Depot, Inc. (The)                       4,294,789         196,218,172
Intimate Brands, Inc.                           53,000             795,000
Limited, Inc. (The)                            675,566          11,526,845
Limited, Inc. (The)(2)(3)                       45,139             769,173
Lowe's Companies                             2,313,241         102,939,225
Neiman Marcus Group, Inc. (The),
Class B(1)                                      65,206           2,159,949
Office Depot, Inc.(1)                          303,219           2,160,435
OfficeMax, Inc.(1)                             912,117           2,622,336
Payless Shoesource, Inc.(1)                      7,700             544,775
Pep Boys - Manny, Moe & Jack (The)              97,976             355,163
Pier 1 Imports, Inc.                           350,000           3,609,375
RadioShack Corporation                         609,588          26,097,986
Tiffany and Co.                                 88,000           2,783,000
TJX Companies, Inc. (The)                    1,000,000          27,750,000
Too, Inc.(1)                                    39,087             488,588
--------------------------------------------------------------------------
                                                           $   453,152,767
--------------------------------------------------------------------------

Specialty Chemicals and Materials -- 0.7%
--------------------------------------------------------------------------
Arch Chemicals, Inc.                             4,950     $        87,863
Ecolab, Inc.                                 2,023,831          87,404,201
International Flavors & Fragrances, Inc.       148,101           3,008,302
MacDermid, Inc.                                 61,937           1,176,803
Millipore Corp.                                101,440           6,390,720
Minnesota Mining & Manufacturing Co.           122,203          14,725,462
Olin Corp.                                       9,900             219,038
Pall Corp.                                     216,000           4,603,500
RPM, Inc.                                      470,138           4,025,557
Sigma Aldrich Corp.                            395,000          15,528,438
--------------------------------------------------------------------------
                                                           $   137,169,884
--------------------------------------------------------------------------
Tobacco -- 0.1%
--------------------------------------------------------------------------
Philip Morris Co., Inc.                        481,024     $    21,165,056
--------------------------------------------------------------------------
                                                           $    21,165,056
--------------------------------------------------------------------------
Transportation -- 1.7%
--------------------------------------------------------------------------
Arnold Industries, Inc.                        148,543     $     2,673,774

                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
PORTFOLIO OF INVESTMENTS CONT'D
SECURITY                                  SHARES           VALUE
--------------------------------------------------------------------------
Transportation (continued)
--------------------------------------------------------------------------
Burlington Northern Santa Fe Corp.             214,916     $     6,084,809
CSX Corp.                                       36,496             946,615
FedEx Corp.(1)                               2,945,106         117,686,436
Florida East Coast Industries, Inc.            122,888           4,408,607
Heartland Express, Inc.(1)                     250,000           5,703,125
Kansas City Southern Industrials, Inc.          15,215             154,052
Norfolk Southern Corp.                             390               5,192
Robinson (C.H.) Worldwide, Inc.                821,308          25,819,870
Robinson (C.H.) Worldwide, Inc.(2)(3)          320,000          10,055,389
Union Pacific Corp.                             92,081           4,673,111
United Parcel Service, Inc., Class B         2,234,027         131,388,713
--------------------------------------------------------------------------
                                                           $   309,599,693
--------------------------------------------------------------------------
Trucks and Parts -- 0.0%
--------------------------------------------------------------------------
Arvinmeritor, Inc.                              53,849     $       612,532
Paccar, Inc.                                    12,894             635,030
--------------------------------------------------------------------------
                                                           $     1,247,562
--------------------------------------------------------------------------
Water Utilities -- 0.0%
--------------------------------------------------------------------------
American Water Works Co.                        79,211     $     2,326,823
--------------------------------------------------------------------------
                                                           $     2,326,823
--------------------------------------------------------------------------
Total Common Stocks
   (identified cost $13,439,891,552)                       $18,037,861,223
--------------------------------------------------------------------------
RIGHTS -- 0.0%
SECURITY                                  SHARES           VALUE
--------------------------------------------------------------------------
Computer Software -- 0.0%
--------------------------------------------------------------------------
Veritas Software Corp.
(Tax Refund Rights)(1)                         197,392     $        15,791
--------------------------------------------------------------------------
                                                           $        15,791
--------------------------------------------------------------------------
Total Rights
   (identified cost $15,791)                               $        15,791
--------------------------------------------------------------------------
COMMERCIAL PAPER -- 1.5%                     PRINCIPAL
                                              AMOUNT
SECURITY                                  (000'S OMITTED)       VALUE
--------------------------------------------------------------------------
Barton Capital Corp., 6.62%, 1/11/01        $   30,151     $    30,095,556
Barton Capital Corp., 6.65%, 1/5/01             78,988          78,929,637
Barton Capital Corp., 6.65%, 1/5/01             65,000          64,951,972
Corporate Receivables Corp.,
6.53%, 1/2/01                                   21,450          21,446,109
Ford Motor Credit Co., 6.51%, 1/10/01           84,943          84,804,755
--------------------------------------------------------------------------
Total Commercial Paper
   (at amortized cost, $280,228,029)                       $   280,228,029
--------------------------------------------------------------------------
Total Investments -- 99.6%
   (identified cost $13,720,135,372)                       $18,318,105,043
--------------------------------------------------------------------------
SECURITIES SOLD SHORT -- -1.0%
SECURITY                                  SHARES           VALUE
------------------------------------------------------------------------
American International Group, Inc.           1,000,000     $   (98,562,500)
Oracle Corp.                                 2,000,000         (58,125,000)
Siebel Systems, Inc.                           400,000         (27,050,000)
--------------------------------------------------------------------------
Total Securities Sold Short
   (proceeds $227,951,317)                                 $  (183,737,500)
--------------------------------------------------------------------------
Other Assets, Less Liabilities
   excluding securities sold short -- 1.4%                 $   250,701,342
--------------------------------------------------------------------------
Net Assets -- 100.0%                                       $18,385,068,885
--------------------------------------------------------------------------
 ADR - American Depositary Receipt
 (1)  Non-income producing security.
 (2) Security valued at fair value using methods determined in good faith by or at the direction of the Trustees.
 (3) Security restricted from resale for a period not exceeding two years. At December 31, 2000, the value of these securities totaled $487,752,865 or 2.7% of net assets.
                       SEE NOTES TO FINANCIAL STATEMENTS
TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
FINANCIAL STATEMENTS
STATEMENT OF ASSETS AND LIABILITIES
AS OF DECEMBER 31, 2000
Assets
---------------------------------------------------------
Investments, at value (identified cost,
   $13,720,135,372)                       $18,318,105,043
Cash                                           33,931,620
Deposits with brokers for securities
   sold short                                 187,909,032
Dividends and interest receivable              22,219,113
Receivable for investments sold                 6,947,733
Tax reclaim receivable                             22,242
Other assets                                      294,764
---------------------------------------------------------
TOTAL ASSETS                              $18,569,429,547
---------------------------------------------------------
Liabilities
---------------------------------------------------------
Securities sold short, at value
   (proceeds received of $227,951,317)    $   183,737,500
Miscellaneous liabilities                          32,000
Payable to affiliate for Trustees' fees            16,977
Accrued expenses                                  574,185
---------------------------------------------------------
TOTAL LIABILITIES                         $   184,360,662
---------------------------------------------------------
NET ASSETS APPLICABLE TO INVESTORS'
   INTEREST IN PORTFOLIO                  $18,385,068,885
---------------------------------------------------------
Sources of Net Assets
---------------------------------------------------------
Net proceeds from capital contributions
   and withdrawals                        $13,742,884,218
Net unrealized appreciation (computed on
   the basis of identified cost)            4,642,184,667
---------------------------------------------------------
TOTAL                                     $18,385,068,885
---------------------------------------------------------
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED
DECEMBER 31, 2000
Investment Income
------------------------------------------------------
Dividends (net of foreign taxes,
   $953,924)                              $145,545,700
Interest                                    44,194,837
------------------------------------------------------
TOTAL INVESTMENT INCOME                   $189,740,537
------------------------------------------------------
Expenses
------------------------------------------------------
Investment adviser fee                    $ 73,317,616
Trustees fees and expenses                      41,436
Custodian fee                                1,951,652
Legal and accounting services                  123,245
Amortization of organization expenses            1,989
Miscellaneous                                  381,771
------------------------------------------------------
TOTAL EXPENSES                            $ 75,817,709
------------------------------------------------------
NET INVESTMENT INCOME                     $113,922,828
------------------------------------------------------
Realized and Unrealized Gain (Loss)
------------------------------------------------------
Net realized gain (loss) --
   Investment transactions (identified
      cost basis)                         $118,155,592
   Securities sold short                    78,957,715
   Foreign currency transactions              (150,768)
------------------------------------------------------
NET REALIZED GAIN                         $196,962,539
------------------------------------------------------
Change in unrealized appreciation
   (depreciation) --
   Investments (identified cost basis)    $ 97,145,947
   Securities sold short                    44,213,817
   Foreign currency                              1,179
------------------------------------------------------
NET CHANGE IN UNREALIZED APPRECIATION
   (DEPRECIATION)                         $141,360,943
------------------------------------------------------
NET REALIZED AND UNREALIZED GAIN          $338,323,482
------------------------------------------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                        $452,246,310
------------------------------------------------------
                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
FINANCIAL STATEMENTS CONT'D

STATEMENTS OF CHANGES IN NET ASSETS

INCREASE (DECREASE)                         YEAR ENDED           YEAR ENDED
IN NET ASSETS                             DECEMBER 31, 2000   DECEMBER 31, 1999
--------------------------------------------------------------------------------
From operations --
   Net investment income                  $     113,922,828  $      82,826,268
   Net realized gain                            196,962,539         19,281,587
   Net change in unrealized appreciation
      (depreciation)                            141,360,943      1,954,982,313
------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS
   FROM OPERATIONS                        $     452,246,310  $   2,057,090,168
------------------------------------------------------------------------------
Capital transactions --
   Contributions                          $   4,816,070,598  $   5,393,615,110
   Withdrawals                               (1,997,896,982)    (1,040,915,654)
------------------------------------------------------------------------------
NET INCREASE IN NET ASSETS FROM CAPITAL
   TRANSACTIONS                           $   2,818,173,616  $   4,352,699,456
------------------------------------------------------------------------------

NET INCREASE IN NET ASSETS                $   3,270,419,926  $   6,409,789,624
------------------------------------------------------------------------------

Net Assets
------------------------------------------------------------------------------
At beginning of year                      $  15,114,648,959  $   8,704,859,335
------------------------------------------------------------------------------
AT END OF YEAR                            $  18,385,068,885  $  15,114,648,959
------------------------------------------------------------------------------

                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
FINANCIAL STATEMENTS CONT'D

SUPPLEMENTARY DATA

                                    YEAR ENDED DECEMBER 31,                                       YEAR ENDED OCTOBER 31,
                                  ----------------------------    PERIOD ENDED            ---------------------------------------
                                      2000            1999        DECEMBER 31, 1998(1)       1998           1997         1996(2)
---------------------------------------------------------------------------------------------------------------------------------
Ratios/Supplemental Data
---------------------------------------------------------------------------------------------------------------------------------
Ratios (As a percentage of average daily
   net assets):
   Expenses                              0.45%           0.46%               0.48%(3)           0.50%          0.56%        0.66%(3)
   Net investment income                 0.67%           0.72%               0.72%(3)           0.78%          0.81%        0.91%(3)
Portfolio Turnover                         13%             11%                  3%                12%            14%           6%
---------------------------------------------------------------------------------------------------------------------------------
NET ASSETS, END OF PERIOD
   (000'S OMITTED)                $18,385,069     $15,114,649          $8,704,859         $6,985,678     $2,871,446     $936,800
---------------------------------------------------------------------------------------------------------------------------------

 (1)  For the two-month period ended December 31, 1998.
 (2) For the period from the start of business, December 1, 1995, to October 31, 1996.
 (3)  Annualized.
                       SEE NOTES TO FINANCIAL STATEMENTS

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
NOTES TO FINANCIAL STATEMENTS

1 Significant Accounting Policies
-------------------------------------------
     Tax-Managed Growth Portfolio (the Portfolio) is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end management investment company. The Portfolio, which was organized as a trust under the laws of the State of New York on December 1, 1995, seeks to provide long-term after-tax returns by investing in a diversified portfolio of equity securities. The Declaration of Trust permits the Trustees to issue interests in the Portfolio. The following is a summary of significant accounting policies consistently followed by the Portfolio in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles.

 A Investment Valuations -- Marketable securities, including options, that are listed on foreign or U.S. securities exchanges or in the NASDAQ National Market System are valued at closing sale prices on the exchange where such securities are principally traded. Futures positions on securities or currencies are generally valued at closing settlement prices. Unlisted or listed securities for which closing sale prices are not available are generally valued at the mean between the latest bid and asked prices. Short-term debt securities with a remaining maturity of 60 days or less are valued at amortized cost, which approximates fair value. Other fixed income and debt securities, including listed securities and securities for which price quotations are available, will normally be valued on the basis of valuations furnished by a pricing service. Over-the counter options are normally valued at the mean between the latest bid and asked price. Investments for which valuations or market quotations are unavailable are valued at fair value using methods determined in good faith by or at the direction of the Trustees.

 B Income Taxes -- The Portfolio is treated as a partnership for federal tax purposes. No provision is made by the Portfolio for federal or state taxes on any taxable income of the Portfolio because each investor in the Portfolio is ultimately responsible for the payment of any taxes on its share of such taxable income. Since some of the Portfolio's investors are regulated investment companies that invest all or substantially all of their assets in the Portfolio, the Portfolio normally must satisfy the applicable source of income and diversification requirements (under the Internal Revenue Code) in order for its investors to satisfy them. The Portfolio will allocate, at least annually among its investors, each investor's distributive share of the Portfolio's net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit.

 C Deferred Organization Expenses -- Costs incurred by the Portfolio in connection with its organization are being amortized on the straight-line basis over five years.

 D Futures Contracts -- Upon the entering of a financial futures contract, the Portfolio is required to deposit either in cash or securities an amount (initial margin) equal to a certain percentage of the purchase price indicated in the financial futures contract. Subsequent payments are made or received by the Portfolio (margin maintenance) each day, dependent on daily fluctuations in the value of the underlying security, and are recorded for book purposes as unrealized gains or losses by the Portfolio. The Portfolio's investment in financial futures contracts is designed to hedge against anticipated future changes in price of current or anticipated portfolio positions. Should prices move unexpectedly, the Portfolio may not achieve the anticipated benefits of the financial futures contracts and may realize a loss.

 E Put Options -- Upon the purchase of a put option by the Portfolio, the premium paid is recorded as an investment, the value of which is marked-to-market daily. When a purchased option expires, the Portfolio will realize a loss in the amount of the cost of the option. When the Portfolio enters into a closing sale transaction, the Portfolio will realize a gain or loss depending on whether the sales proceeds from the closing sale transaction are greater or less than the cost of the option. When the Portfolio exercises a put option, settlement is made in cash. The risk associated with purchasing options is limited to the premium originally paid.

 F Securities Sold Short -- The Portfolio may sell securities it does not own in anticipation of a decline in the market price of the securities or in order to hedge portfolio positions. The Portfolio will generally borrow the security sold in order to make delivery to the buyer. Upon executing the transaction, the Portfolio records the proceeds as deposits with brokers in the Statement of Assets and Liabilities and establishes an offsetting payable for securities sold short for the securities due on settlement. The proceeds are retained by the broker as collateral for the short position. The liability is marked to market and the Portfolio is required to pay the lending broker any dividend or interest income earned while the short position is open. A gain or loss is recorded when the security is delivered to the broker. The Portfolio may recognize a loss on the transaction if the

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
NOTES TO FINANCIAL STATEMENTS CONT'D
     market value of the securities sold increases before the securities are delivered.

 G Other -- Investment transactions are accounted for on the date the securities are purchased or sold. Dividend income is recorded on the ex-dividend date. However, if the ex-dividend date has passed, certain dividends from foreign securities are recorded as the Portfolio is informed of the ex-dividend date. Interest income is recorded on the accrual basis.

 H Use of Estimates -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reporting period. Actual results could differ from those estimates.

2 Investment Adviser Fee and Other Transactions with Affiliates
-------------------------------------------
     The  investment  adviser fee is earned by Boston  Management  and  Research
     (BMR), a wholly-owned subsidiary of Eaton Vance Management (EVM), as compensation for management and investment advisory services rendered to the Portfolio. Under the advisory agreement, BMR receives a monthly advisory fee of 5/96 of 1% (0.625% annually) of the average daily net assets of the Portfolio up to $500,000,000, and at reduced rates as daily net assets exceed that level. For the year ended December 31, 2000, the adviser fee was 0.43% of the Portfolio's average net assets. Except for Trustees of the Portfolio who are not members of EVM's or BMR's organization, officers and Trustees receive remuneration for their services to the Portfolio out of such investment adviser fee. Trustees of the Portfolio who are not affiliated with the Investment Adviser may elect to defer receipt of all or a percentage of their annual fees in accordance with the terms of the Trustees' Deferred Compensation Plan. For the year ended December 31, 2000, no significant amounts have been deferred.

     Certain officers and Trustees of the Portfolio are officers of the above organizations.

3 Investment Transactions
-------------------------------------------
     For the year ended December 31, 2000, purchases and sales of investments, other than short-term obligations, aggregated $3,441,068,199 and $2,085,534,854, respectively. In addition, investments having an aggregate market value of $457,566,723 at dates of withdrawal were distributed in payment for capital withdrawals. During the year ended December 31, 2000, investors contributed securities with a value of $2,622,113,147.

4 Federal Income Tax Basis of Investments
-------------------------------------------
     The cost and unrealized appreciation (depreciation) in value of the investments owned at December 31, 2000, as computed on a federal income tax basis, were as follows:
    AGGREGATE COST                            $ 5,919,433,713
    ---------------------------------------------------------
    Gross unrealized appreciation             $12,444,556,001
    Gross unrealized depreciation                 (45,884,671)
    ---------------------------------------------------------
    NET UNREALIZED APPRECIATION               $12,398,671,330
    ---------------------------------------------------------

5 Financial Instruments
-------------------------------------------
     The Portfolio may trade in financial instruments with off-balance sheet risk in the normal course of its investing activities to assist in managing exposure to various market risks. These financial instruments include written options, forward foreign currency exchange contracts and financial futures contracts and may involve, to a varying degree, elements of risk in excess of the amounts recognized for financial statement purposes.

     The notional or contractual amounts of these instruments represent the investment the Portfolio has in particular classes of financial instruments and does not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered. The Portfolio did not have any open obligations under these financial instruments at December 31, 2000.

6 Line of Credit
-------------------------------------------
     The Portfolio participates with other portfolios and funds managed by BMR and EVM and its affiliates in a $150 million unsecured line of credit agreement with a group of banks. Borrowings will be made by the Portfolio solely to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Interest is charged to each participating portfolio or fund based on its borrowings at an amount above either the Eurodollar rate or federal funds rate. In addition, a fee computed at an annual rate of 0.10% on the daily unused portion of the line of credit is allocated among the participating portfolios and funds at the end of each

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000

NOTES TO FINANCIAL STATEMENTS CONT'D

     quarter. The Portfolio did not have any significant borrowings or allocated fees during the year ended December 31, 2000.

7 Restricted Securities
-------------------------------------------
     At December 31, 2000, the Portfolio owned the following securities (representing 2.7% of net assets) which were restricted as to public resale and not registered under the Securities Act of 1933. The securities are valued at fair value using methods determined in good faith by or at the direction of the Trustees.

                                                DATE OF
    DESCRIPTION                               ACQUISITION  SHARES/FACE      COST       FAIR VALUE
    ----------------------------------------------------------------------------------------------
    COMMON STOCKS
    ----------------------------------------------------------------------------------------------
    Affiliated Computer Services, Inc.           11/29/00      80,327   $  4,516,629  $  4,867,837
    Alltel Corp.                                  5/16/00      30,000      1,896,544     1,872,732
    American International Group, Inc.            3/17/00     375,000     24,949,397    36,948,001
    Andrx Group                                  11/29/00     300,000     19,676,691    17,337,541
    At Home Corp., Series A                       3/17/00     171,895      5,000,018       950,572
    Avaya, Inc.                                   9/29/00      25,000        963,897       257,774
    Biomet, Inc.                                  7/19/00      87,596      2,500,016     3,473,405
    Blyth Industries, Inc.                        7/19/00     167,616      5,000,017     4,040,198
    Boeing Company (The)                          9/27/00     250,000     16,506,453    16,478,344
    Cablevision Systems Corp.                     7/19/00     130,000      8,826,740    11,032,213
    Cardinal Health, Inc.                         9/27/00      24,100      2,287,570     2,397,811
    Costco Wholesale Corporation                 11/29/00      56,823      2,000,006     2,266,106
    Cypress Semiconductor Corporation             7/19/00      19,307      1,000,048       379,774
    Dynegy, Inc.                                 11/29/00      63,525      3,108,056     3,556,271
    Federated Investors, Inc., Class B            3/17/00     378,000      6,243,996    11,005,397
    Federated Investors, Inc., Class B            5/16/00     378,000      7,221,298    11,004,204
    GreenPoint Financial Corp.                   11/29/00     300,000      8,780,559    12,263,596
    Intel Corp.                                  11/29/00     350,000     14,688,889    10,506,750
    Intel Corp.                                  11/29/00     119,093      5,000,002     3,575,119
    Jabil Circuit, Inc.                           5/16/00   2,082,013     75,000,003    52,806,866
    Keebler Food Products Co.                     5/16/00      28,300      1,000,011     1,172,144
    Kinder Morgan, Inc.                           9/27/00     500,000     19,657,969    26,059,502
                                                DATE OF
    DESCRIPTION                               ACQUISITION  SHARES/FACE      COST       FAIR VALUE
    ----------------------------------------------------------------------------------------------
    King Pharmaceuticals, Inc.                   11/29/00   1,563,838   $ 77,586,646  $ 80,714,682
    Lilly (Eli) & Co.                            11/29/00      38,250      3,504,173     3,554,524
    Limited, Inc. (The)                           9/27/00      45,139      1,000,019       769,173
    Lucent Technologies, Inc.                     5/16/00     300,000     16,638,317     4,049,613
    McLeodUSA, Inc.                               3/17/00     150,000      4,182,109     2,116,102
    McLeodUSA, Inc.                               7/19/00     231,562      5,000,017     3,267,951
    Merrill Lynch & Co., Inc.                    11/29/00     150,000      9,192,441    10,213,422
    Nabors Industries, Inc.                       3/17/00     150,000      5,738,829     8,869,395
    National-Oilwell, Inc.                        9/27/00      45,730      1,347,011     1,766,857
    Outback Steakhouse, Inc.                      5/16/00     600,000     19,815,679    15,517,884
    Outback Steakhouse, Inc.                     11/29/00     500,000     13,011,703    12,918,902
    Robinson (C.H.) Worldwide, Inc.               5/16/00     320,000      8,260,903    10,055,389
    Smithfield Foods, Inc.                        7/19/00     892,858     24,981,274    27,137,067
    Solectron Corp.                               5/16/00     500,000     17,137,378    16,942,231
    Solectron Corp.                               7/19/00     250,000     11,747,977     8,467,584
    Sun Microsystems, Inc.                        5/16/00      47,490      2,000,072     1,323,253
    Sysco Corp.                                   5/16/00      99,028      2,000,020     2,969,478
    Sysco Corp.                                   9/27/00      44,744      1,015,003     1,340,558
    TMP Worldwide, Inc.                           5/16/00      34,846      2,048,347     1,916,128
    Voicestream Wireless Corporation              3/17/00     395,175     46,008,743    39,590,515
    ----------------------------------------------------------------------------------------------
                                                                        $508,041,470  $487,752,865
    ----------------------------------------------------------------------------------------------

TAX-MANAGED GROWTH PORTFOLIO AS OF DECEMBER 31, 2000
INDEPENDENT AUDITORS' REPORT
TO THE TRUSTEES AND INVESTORS
OF TAX-MANAGED GROWTH PORTFOLIO:
---------------------------------------------

We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of Tax-Managed Growth Portfolio (the Portfolio) as of December 31, 2000, and the related statement of operations for the year then ended, the statements of changes in net assets for the two years then ended and the supplementary data for the two years ended December 31, 2000, the two-month period ended December 31, 1998 and for each of the years in the two-year period ended October 31, 1998 and for the period from the start of business, December 1, 1995, to October 31, 1996. These financial statements and supplementary data are the responsibility of the Portfolio's management. Our responsibility is to express an opinion on these financial statements and supplementary data based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and supplementary data are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2000 by correspondence with the custodian and brokers; where replies were not received, we performed other procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and supplementary data referred to above present fairly, in all material respects, the financial position of the Portfolio as of December 31, 2000, and the results of its operations, the changes in its net assets and its supplementary data for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.

                                    SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned officer of its Manager, Eaton Vance Management, thereunto duly authorized.

                                       BELMAR CAPITAL FUND LLC
                                       (Registrant)

                                        By:  EATON VANCE MANAGEMENT, its Manager



                                        By:  /s/ Alan R. Dynner
                                        ---------------------------------------
                                         Alan R. Dynner
                                         Vice President and Chief Legal Officer

Date:  April 27, 2001

                                  EXHIBIT INDEX

EXHIBIT NO.         DESCRIPTION
-----------         -----------

3 Copy of Limited Liability Company Agreement of the Fund dated March 17, 2000 and First Amendment thereto dated September 1, 1999. (Note: the LLC Agreement also defines the rights of the holders of Shares of the Fund)

4 Copy of Revolving Credit and Security Agreement dated as of March 17, 2000; Agreement of Amendment thereto dated as of May 16, 2000; Agreement of Amendment thereto dated as of July 19, 2000; Agreement of Amendment thereto dated as of September 27, 2000; Agreement of Amendment thereto dated as of November 29, 2000; Agreement of Amendment thereto dated as of February 22, 2001; and Agreement of Amendment thereto dated as of March 15, 2001.

9                   Not applicable and not filed.

10(1) Copy of Investment Advisory and Administration Agreement between the Fund and Boston Management and Research dated March 10, 2000.

10(2)               Copy  of   Management   Agreement   between   Belmar  Realty
                    Corporation and Boston Management and Research dated March 10, 2000.

10(3) Copy of Investor Servicing Agreement between the Fund and Eaton Vance Distributors, Inc. dated December 15, 1999.

10(4) Copy of Custody and Transfer Agency Agreement between the Fund and Investors Bank & Trust Company dated December 15, 1999.

11                  Not applicable and not filed.

12                  Not applicable and not filed.

21                  List of Subsidiaries of the Fund.

24                  Not applicable and not filed.

99 Form N-SAR of Eaton Vance Tax-Managed Growth Portfolio (File No. 811-7409) for its fiscal year ended December 31, 2000 filed electronically with the Securities and Exchange Commission under the Investment Company Act of 1940 on March 1, 2001 (Accession No. 0000940394-01-000043) (incorporated herein by reference pursuant to Rule 12b-32).